SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.       )

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ASK JEEVES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASK JEEVES, INC. 5858 Horton Street, Suite 350 Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2004

To the Stockholders of Ask Jeeves, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Ask Jeeves, Inc., a Delaware corporation, will be held on Wednesday, May 19, 2004 at 10:00 a.m. local time at The Woodfin Hotel, 5800 Shellmound Street, Emeryville, California. At the meeting we will call for votes regarding the:

•	election of three directors to hold office until the 2007 Annual Meeting of Stockholders, and until their successors are duly elected and qualified; and

•	ratification of our audit committee’s selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004.

     We will also consider, and potentially vote upon, any other business that may properly come before the meeting or any adjournments or postponements that may take place.

     The foregoing matters are more fully described in the proxy statement accompanying this Notice. Our board of directors recommends that you vote for each of the director nominees named in the accompanying proxy statement and in favor of the proposal outlined in the proxy statement.

     At the meeting we may also discuss our 2003 business results, our recently announced agreement to acquire Interactive Search Holdings, Inc. and other matters of interest to stockholders.

     Only stockholders who owned stock at the close of business on March 26, 2004 can vote at this meeting or any adjournments or postponements that may take place.

By Order of the Board of Directors,

Brett M. Robertson
Secretary and General Counsel

Emeryville, California
April 16, 2004

TO KEEP OUR COSTS DOWN, PLEASE VOTE TODAY

All stockholders are cordially invited to attend our annual meeting in person. Whether or not you expect to attend the meeting, please complete and return the enclosed proxy card immediately in order to ensure your vote is counted. If you hold our stock through a broker, you might be able to vote by phone or over the Internet. Please check the voting card enclosed by (or on behalf of) your broker for more information regarding phone or Internet voting. Even after you return the proxy card, you can attend the meeting and change your vote by voting in person. You may also revoke your proxy at any time prior to the annual meeting. If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must first obtain a proxy from your broker (or other holder of record).

PROXY STATEMENT

     This proxy statement, dated April 9, 2004, relates to the solicitation of proxies by the board of directors of Ask Jeeves, Inc. for use at our 2004 annual meeting of stockholders, which is scheduled to be held on Wednesday, May 19, 2004. We expect to begin mailing this proxy statement to stockholders on or about April 20, 2004.

Preliminary Note Regarding Our Trademarks

     Our registered trademarks in the U.S. include Ask Jeeves; the “Ask!” button design; Ask.com; the “Jeeves” design (a stylized depiction of our butler logo); Teoma; the “Teoma” design (a stylized depiction of the Teoma word trademark) and “Search with Authority” (a phrase we use on the Teoma.com Web site). In addition, the trademarks “Ask Jeeves” and the “Jeeves” design are registered in Australia, Canada, China, France, Germany, Japan, Korea, Mexico, Norway, and Spain. This proxy statement may contain trademarks and trade names of third parties.

PROXY SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the board of directors of Ask Jeeves, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Wednesday, May 19, 2004, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Woodfin Hotel, 5800 Shellmound Street, Emeryville, California. We intend to begin mailing this proxy statement and accompanying proxy card on or about April 20, 2004 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     Ask Jeeves will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians that hold in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees or, at our request, a professional proxy solicitor. No additional compensation will be paid to our directors, officers or other regular employees for such services, but any professional proxy solicitor will be paid its customary fee if it renders solicitation services.

     We do not currently intend to engage a professional proxy solicitor in connection with the Annual Meeting.

Record Date, Voting Rights and Shares Outstanding

     Holders of record of common stock at the close of business on March 26, 2004 will be entitled to notice of and to vote at the Annual Meeting. Each holder of record of our common stock on the record date will be entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Each board of directors seat up for election is considered to be a separate matter. Cumulative voting is not allowed.

Inspector of Election

     All votes will be tabulated by the inspector of election, who will be a representative of Equiserve Trust Company, N.A. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions

     When an eligible voter attends the meeting but decides not to vote, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstention shares are present and entitled to vote for purposes of establishing a quorum, as discussed in more detail below;

•	abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum vote required (under applicable rules) for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast; and

•	abstentions will have the same effect as votes against a proposal if the minimum vote required (under applicable rules) for approval of the proposal is a majority (or some other percentage) of the shares present, the voting power present or the shares entitled to vote.

Quorum

     A quorum must initially be established at the meeting before any proposal may be voted upon. Under our bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of our outstanding shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

     At the close of business on the record date, March 26, 2004, we had outstanding 47,397,156 shares of Ask Jeeves common stock, all of which are entitled to vote at the Annual Meeting. Accordingly, a majority of that number, or 23,698,578 shares, must be present (either in person or represented by proxy) at the meeting to establish a quorum.

     For purposes of establishing a quorum, abstentions will count as shares present and entitled to vote at the meeting and thus will count toward the establishment of a quorum. Broker non-votes (explained below) will also count toward the establishment of a quorum, so long as the broker’s proxy card grants voting power over at least one proposal (or other issue) to the designated proxy.

     In the absence of a quorum, the meeting may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented at the meeting, but no other business may be transacted at the meeting. Once a quorum has been established, the stockholders present (in person or by proxy) may continue to transact business until the meeting is adjourned, even if so many other stockholders have withdrawn from the meeting that a quorum is no longer present.

Broker Non-Votes

     Many of our investors do not hold our shares directly, but instead hold the shares in “street name” through their brokers. Under the rules applicable to stock exchange members, most brokers holding shares for their clients do not have authority to vote those shares regarding stock option plan proposals or extraordinary proposals unless the client provides specific voting instructions to the broker. When no such instructions are received, brokers are generally required to return the proxy card (or a substitute) marked with an indication that the broker lacks voting power over that particular proposal. This type of response is known as a “broker non-vote.”

     Shares resulting in broker non-votes as to any proposal will be treated as shares that are not entitled to be voted on that proposal and, accordingly, will not be among the voting power present for that proposal (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, broker non-votes will have the effect of reducing the number of affirmative votes that must be cast in order to approve any proposal the passage of which (under applicable rules) requires the affirmative vote of a majority (or some other percentage) of the voting power present or of the shares entitled to vote on that proposal.

Vote Required

     Proposal One: In the election of directors, the three candidates who receive a plurality of the votes (that is, the three candidates who receive the most votes), will become directors. The newly elected directors’ three-year term of office will begin immediately following the Annual Meeting.

     Proposal Two: To ratify the appointment of our auditors, a majority of the shares present (in person or represented by proxy) at the meeting and entitled to vote on the proposal must be voted in favor of the proposal.

     If other proposals are properly brought before the Annual Meeting, the vote required for approval of the proposals will be determined by reference to Delaware law, Nasdaq rules, and the Ask Jeeves charter and bylaws, to the extent applicable. Under our bylaws, if no other standard is applicable, approval of a proposal requires the affirmative vote of a majority of the shares present (in person or represented by proxy at the meeting) and entitled to vote on the subject matter.

Revocability of Proxies

     Any stockholder of record giving a proxy pursuant to this solicitation retains the power to revoke it at any time before it is voted. It may be revoked by:

•	filing a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of Ask Jeeves at our principal executive offices at 5858 Horton Street, Suite 350, Emeryville, California 94608, or

•	attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

     Please note that if your shares are held of record by a broker, bank or other nominee, you must contact that record holder to determine how to revoke any proxies the record holder submitted on your behalf.

PROPOSAL 1
ELECTION OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation and bylaws provide that our board of directors shall be divided into three classes, with each class having a three-year term. Our bylaws provide that vacancies on our board of directors may be filled by persons elected by a majority of the remaining directors (or by a vote of the stockholders, if the board of directors calls for such a vote). A director elected by our board of directors to fill a vacancy (including a vacancy created by an increase in our board of directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and has qualified.

     Our board of directors is currently composed of eight members. In April 2003, Roger A. Strauch resigned his position as director, and our board, by resolution, temporarily reduced its size to six members. Effective January 1, 2004, the board promoted Steven Berkowitz to be our chief executive officer (CEO), increased the size of the board back to seven members, and appointed Mr. Berkowitz to fill the resulting vacancy. Also on January 1, 2004, the board promoted our prior CEO, A. George (Skip) Battle to be the executive chairman of our board of directors, replacing the founder of Ask Jeeves, Garrett Gruener, who had served as our chairman since 2000. Mr. Gruener remains on our board as a director. On April 3, 2004, our board increased the number of directors to eight and, on recommendation of the nominating committee, appointed Mr. James Casella to the board as a Class I director to serve until the 2006 annual meeting and until his successor is elected and has qualified.

     The terms of our three Class II directors, Messrs. Battle, Berkowitz and Gruener, expire in 2004. Each of them has been nominated by the nominating committee for re-election to the board. If elected at the Annual Meeting, each Class II director nominee will serve until the 2007 annual meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be designated by the present board of directors. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election to a Three-year Term Expiring at the 2007 Annual Meeting

     A. George (Skip) Battle, age 60, has served as a director of Ask Jeeves since August 1998 and as Executive Chairman since January 1, 2004. He served as Chief Executive Officer from December 2000 until December 31, 2003. Prior to joining Ask Jeeves, Mr. Battle was a business consultant, investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served Andersen Consulting in various roles including Worldwide Managing Partner, Market Development and as a member of the firm’s Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle retired from Andersen Consulting in June 1995. Mr. Battle is currently Chairman of the Board of Fair, Isaac and Company, Inc., a member of the boards of directors of PeopleSoft, Inc. and Barra Inc., and a director of Masters Select Equity Fund, Masters Select International Fund, Masters Select Value Fund and Masters Select Smaller Company Fund, registered investment companies. Mr. Battle holds a BA degree in economics from Dartmouth College and an MBA degree from Stanford Business School.

     Steven Berkowitz, age 45, has served as our Chief Executive Officer and as a director since January 1, 2004. He served as President of our Web Properties division since May 2001, and became president of our company in July 2003, after the sale of our Jeeves Solutions division. From 1999 to 2001, Mr. Berkowitz served as President and CEO of Intermap Systems, an application service provider focused on online consumer healthcare information systems. From 1994 to 1999, Mr. Berkowitz served as President and Chief Operating Officer of IDG Books, a publishing company best known for its “Dummies” line of instructional books and the “Cliff’s Notes” series, which IDG acquired under Mr. Berkowitz’ leadership. Mr. Berkowitz does not sit on any other company’s board of directors. Mr. Berkowitz holds a BA degree in accounting from the State University of New York at Albany.

     Garrett Gruener, age 49, is a founder of Ask Jeeves and has been on our board since June 1996, serving as Chairman from December 2000 through December 2003. He is the chairman of the board’s nominating committee. He also served as our corporate secretary from June 1996 to August 1997. Mr. Gruener is a founding general partner and a managing director of Alta Partners, a venture capital firm, which was formed in February 1996. Prior to joining Alta Partners, Mr. Gruener was a general partner of Burr, Egan, Deleage & Co., a venture capital firm, since September 1992. Mr. Gruener is a member of the board of directors of a privately-held company. Mr. Gruener holds a BS degree from the University of California, San Diego and an MA degree from the University of California, Berkeley, both in political science.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
IN FAVOR OF EACH OF THE ABOVE-NAMED NOMINEES.

PROPOSAL 2
RATIFICATION OF OUR AUDIT COMMITTEE’S
SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

     Pursuant to delegated authority, our audit committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004. The audit committee has further recommended to our board that we submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our annual financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the ratification of Ernst & Young LLP as our independent auditors. If the stockholders fail to ratify the selection, our audit committee will consider whether or not to retain an alternate firm. Even if the selection is ratified, our audit committee in its discretion may appoint different independent auditors at any time during the year if it determines that such a change would be in our best interest.

     To ratify our audit committee’s engagement of Ernst & Young LLP as our independent auditors for 2004, a majority of the shares present (in person or represented by proxy) at the meeting and entitled to vote on the proposal must be voted in favor of Proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

     On the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies.

OUR DIRECTORS

     The eight current members of our board of directors are as follows:

			Current
			Term
Name	Age	Position	Expires
A. George (Skip) Battle	60	Executive Chairman of the Board of Directors	2004
Steven Berkowitz	45	Chief Executive Officer, Director	2004
David S. Carlick (1)(2)(3)	54	Independent Director	2005
James Casella	55	Independent Director	2006
Joshua C. Goldman (1)	38	Independent Director	2006
Garrett Gruener (3)	49	Independent Director	2004
James D. Kirsner (1)	60	Independent Director (4)	2005
Geoffrey Y. Yang(2)	45	Independent Director	2006

(1)	Audit Committee Member

(2)	Compensation Committee Member

(3)	Nominating Committee Member

(4)	Mr. Kirsner will become independent on May 5, 2004, see “Audit Committee,” below.

2003 Meetings of the Board and its Committees

     During the fiscal year ended December 31, 2003, our board of directors held seven regularly scheduled meetings, ten special meetings, and acted by unanimous written consent six times. In 2003, each member of our board of directors attended (or participated by telephone) in 75% or more of the meetings held by the board and the committees on which he then served.

     As required by Nasdaq rules, our independent directors hold regular executive sessions, which are meetings at which only independent directors are present. During 2003, our independent directors met in executive session six times.

Attendance at the Annual Meeting of Stockholders

     Our 2003 annual meeting of stockholders was attended by all of our directors.

     Our board recently adopted a policy on director attendance at the annual meeting of stockholders. Commencing in 2004, this policy calls upon directors to endeavor in good faith to attend our annual stockholders’ meetings so as to facilitate effective communication with our stockholders, whom such directors represent. We believe this policy will permit our board to better respond to our stockholders’ ideas for, and any concerns regarding, our company and its operations.

Stockholder Communications with the Board

     Stockholders may send communications to our directors. Such communications should be in writing addressed to the director, the full board or any board committee in care of our Corporate Secretary, Brett M. Robertson, Esq. at our principal business address. Any communications addressed to the “independent” or “outside” directors (or words of similar effect) will be forwarded to the chair of the audit committee.

Directors Continuing in Office Until the 2005 Annual Meeting

     Joshua C. Goldman, age 38, was appointed as a director in March 2002 and currently serves as a member of our audit committee. Since July 2002, Mr. Goldman has served as President and Chief Executive Officer of Akimbo, Inc. (formerly Blue Falcon Networks), a provider of software and services for video-on-demand program delivery to televisions over broadband Internet connections. From March 2002 to July 2002, Mr. Goldman served as Entrepreneur-in-Residence with Sprout Group, a venture capital firm. Mr. Goldman served as President and Chief Executive Officer of mySimon, Inc., an e-commerce and comparison shopping service, from January 1999 to March 2002. Beginning in October 2000, after mySimon’s acquisition by CNET Networks, Inc., a technology and media company, in February 2000, Mr. Goldman also held the position of President, Consumer Division of CNET Networks, Inc. until March 2002. Mr. Goldman was Vice President, Marketing of mySimon from November 1998 to January 1999. Prior thereto from April 1996 to April 1998, Mr. Goldman was Partner and Vice President of Business Solutions of USWeb, Inc., an e-commerce company. Mr. Goldman has served as a member of the board of directors and on the audit committee of Synaptics, Inc., a publicly-held developer and supplier of custom-designed interface solutions for personal computers, consumer electronics, and embedded systems. Mr. Goldman holds a BS (honors) degree in computer science from Tufts University and an MBA degree from Harvard Business School.

     Geoffrey Y. Yang, age 45, has served as a director of Ask Jeeves since February 1999. Mr. Yang currently serves on our compensation committee. Since August 1999, Mr. Yang has been a managing director of Redpoint Ventures, a venture capital firm. Since June 1989, Mr. Yang also has been a general partner of Institutional Venture Partners, a venture capital firm. Mr. Yang is a member of the board of directors of TiVo, Inc., a provider of television services for digital video recorders, as well as several other privately-held companies. Mr. Yang holds a BSE degree in engineering management systems from Princeton University and an MBA degree from Stanford University.

Directors Continuing in Office Until the 2006 Annual Meeting

     David S. Carlick, age 54, was appointed as a director of Ask Jeeves in August 2001. Mr. Carlick currently serves as Chairman of our compensation committee and as a member of our audit committee. and nominating committee Mr. Carlick has served in various positions leading to partner at VantagePoint Venture Partners, a venture capital firm, from October 1997, and is presently a Managing Director with that firm. From April to September 1997, Mr. Carlick was President, Media Operations for PowerAgent, a start-up company involved in opt-in marketing and consumer privacy. Prior thereto, Mr. Carlick held positions leading to Executive Vice President at Poppe Tyson, an advertising agency and interactive marketing firm and subsidiary of BJK&E Worldwide (Bozell) from April 1993 until March 1997. In 1995, while at Poppe Tyson, Mr. Carlick co-founded DoubleClick, which provides on-line marketing services. Prior thereto, Mr. Carlick founded Carlick Advertising in 1979, which was acquired by Bozell in 1993. Mr. Carlick is a member of the board of directors of eUniverse, a publicly-held company and ArtMachine, SatMetrix

Systems, and Touchpoint, Inc., all privately-held companies. Mr. Carlick holds a BA degree in business with an accounting emphasis from San Jose State University.

     James Casella, age 55, was appointed as a director of Ask Jeeves in April 2004. Mr. Casella is the chief executive officer of Reed Business Information, a position he has held since January 2002. Reed is a business-to-business publisher and a subsidiary of Reed Elsevier plc. Prior to joining Reed, from October 2000 until January 2002, Mr. Casella served as CEO and Vice Chairman of Round1, a provider of enterprise-level financial services software for the private capital markets. Prior to Round1, from 1999 to 2000, Mr. Casella served as the President and CEO of PennNet (currently known as PennEnergy), the Internet division of PennWell. From 1994 to 1999, Mr. Casella served as Chief Operating Officer of International Data Group (IDG), an integrated media company. From 1992 to 1994, Mr. Casella served as President and Chief Operating Officer of IDG’s InfoWorld Publishing Inc. Before joining IDG, Mr. Casella co-founded Signal Research, Inc., a publisher of magazines and books about electronic entertainment, serving as its President and Chief Operating Officer, as well as a director, from 1988 to 1992. From 1982 to 1987, Mr. Casella held several positions at Capital Cities/ABC Consumer Magazines. There, he served as President from 1985 to 1987 and as Vice President of Operations in 1984. From 1982 to 1984, he was Advertising Director, High Fidelity/Musical America. Before that, Mr. Casella spent eight years in sales and marketing management at Harcourt Brace Jovanovich, serving as vice president of sales and marketing for HBJ Media Systems, a unit of Harcourt Brace Jovanovich, from 1978 to 1982. Mr. Casella started his publishing career in 1971 as a sales representative with college textbook publisher Appleton Century Crofts, a division of Meredith Corporation. Mr. Casella serves on the board of one private company, PennEnergy, and is a former board member of BPA International (where he served on the executive committee) and IDG Books. Mr. Casella received his BA degree cum laude from Boston College.

     James D. Kirsner, age 60, was appointed as a director of Ask Jeeves in January 2001. Mr. Kirsner currently serves as Chairman of our audit committee. Mr. Kirsner retired in June 2001 from Barra, Inc., a provider of analytical models, information, software and services to investment managers worldwide, where he had served as Vice President, Barra Ventures, since January 2001 and as Chief Financial Officer from November 1993 to January 2001. Prior to Barra, Mr. Kirsner was a partner in the audit and business advisory practice of Arthur Andersen LLP. Since February 2001, Mr. Kirsner has provided business consulting services to various companies, including Tukman Capital Management, Inc., a registered investment advisor. Mr. Kirsner is a member of the board of directors of Bank of Marin, a publicly-traded banking institution. Mr. Kirsner holds a BS degree in economics and an MS degree in accounting from the Wharton School of the University of Pennsylvania. Mr. Kirsner was also a general course student at the London School of Economics.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating committee. Each of them is described below. Our board also forms ad hoc committees from time to time. In 2003, such ad hoc committees included a pricing committee (which approved the private offering price of our zero coupon convertible subordinated notes) and a special litigation committee (which approved a proposed settlement of a securities class action lawsuit).

Audit Committee

     Our audit committee meets with our independent auditors at least quarterly to review the results of the annual audit and discuss the annual and quarterly consolidated financial statements; receives and considers the independent auditors’ comments as to financial controls; provides oversight related to our financial reporting practices and the quality and integrity of our financial reports and, pursuant to delegated authority from the board, selects and engages our independent auditors. The audit committee has the authority to obtain advice and assistance from, and receive appropriate funding from our company for, outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties.

     Our audit committee is composed of three non-employee directors, Messrs. Kirsner (chairman), Carlick, and Goldman. Our audit committee met nine (9) times during 2003. All members of the audit committee are able to read and understand financial statements. Mr. Kirsner also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the Nasdaq listing standards.

     Our audit committee operates under a written charter adopted by our board of directors. This charter was amended and restated in early 2004 and the current version appears as an appendix to this proxy statement. The three current members of the audit committee, Messrs. Carlick, Goldman and Kirsner, will all be independent on the date of our annual meeting, as independence is defined under Nasdaq’s recently amended listing standards (which will apply to us from and after the annual meeting date). Nasdaq’s new independence definition includes a three-year “look-back.” As a result of this look-back, Mr. Kirsner is not currently independent under the new definition. He was an executive officer of Barra, Inc. at a time when Mr. Battle (who was then our CEO) served on Barra’s compensation committee. The interlock ended on May 5, 2001, when Mr. Battle resigned from Barra’s compensation committee. Accordingly, Mr. Kirsner will become independent, as defined by Nasdaq, on May 5, 2004, which is prior to our annual meeting.

     The immediately preceding paragraph is not proxy soliciting material and shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Committee

     Our compensation committee has been delegated the authority by our board of directors to administer all of our equity incentive plans and our employee stock purchase plan. Our compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options, stock bonuses, and restricted stock to employees and consultants under our equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as our board of directors may delegate.

     Our compensation committee is composed of two non-employee directors, Messrs. Carlick (chairman) and Yang, both of whom are independent under Nasdaq’s independence standards. Our compensation committee met two (2) times during 2003. Our compensation committee operates under a written charter adopted by our board of directors. This charter was amended and restated in early 2004 and the current version appears as an appendix to this proxy statement.

Compensation Committee Interlocks and Insider Participation

     None of the members of our compensation committee is a current or former officer or employee of our company. During 2003, none of our executive officers served as members of the board of directors or compensation committee of any entity that has one or more executive officers who served on our board of directors or compensation committee.

Nominating Committee

     In late 2003, our board of directors created a nominating committee. The nominating committee is responsible for annually identifying and recommending to the board of directors the nominees to be selected by the board to stand for election as directors at each annual meeting of stockholders. The committee is also responsible for periodically assessing, developing and communicating with the full board concerning the appropriate criteria to be utilized in evaluating potential director nominees.

     Our nominating committee is composed of two non-employee directors: Messrs. Gruener (chairman) and Carlick, both of whom are independent under Nasdaq’s independence standards. Our nominating committee acted by written consent once in 2003. Our nominating committee operates under a written charter adopted by our board of directors. The charter appears as an appendix to this proxy statement. The nominating committee recommended the director nominees named in this proxy statement.

Policy on Nominations by Stockholders

     The nominating committee will consider nominees recommended by stockholders. Any such recommendations should be submitted in writing to the Chairman of the Nominating Committee, in care of our corporate secretary, Brett M. Robertson, at our principal business address. The submission should include

•	the stockholder’s name, address and phone number and a statement of the number of shares of our common stock beneficially owned by the stockholder during the year preceding the submission date;

•	the recommended nominee’s name, address and phone number; and

•	a statement of the recommended nominee’s qualifications for board membership (with particular emphasis on the criteria identified as important by our nominating committee, which are listed below).

     To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in our proxy statement for the annual meeting.

     The nominating committee intends to evaluate prospective nominees recommended by stockholders in the same manner and against the same criteria as any other prospective nominee identified by any other source. The criteria and process that the committee intends to apply are described below.

     Under SEC rules, if we receive a nominee recommendation from a stockholder who beneficially owns 5% or more of our common stock, we may be required to disclose the names of both the stockholder and its recommended nominee (unless they withhold their consent to being so named) in our proxy statement. For this year’s election, we did not receive any such recommendations from stockholders beneficially owning 5% or more of our common stock.

Criteria for Evaluating Potential Nominees to the Board

     The nominating committee intends to use the following criteria for evaluating potential nominees to the board of directors, commencing with its selection of nominees for the 2005 election:

     Minimum Criteria. Any prospective board candidate should meet the following minimum criteria:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the corporation.

•	Ability to read and understand basic financial statements and other financial information pertaining to the corporation.

•	Commitment to understand the corporation and its business, industry and strategic objectives.

•	Commitment and ability to regularly attend and participate in meetings of the board of directors, board committees and stockholders.

•	The number of other company boards on which the candidate serves should be limited such that the candidate has the ability generally to fulfill all responsibilities as a director of the corporation.

•	Willingness to represent and act in the interests of all stockholders of the corporation rather than the interests of a particular group.

•	Good health and ability to serve.

•	For prospective non-employee directors, independence under SEC and Nasdaq rules, and the absence of any material conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the corporation.

     Other Factors. The nominating committee may also consider additional factors (including, without limitation, the following factors) in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences on the board.

•	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and Nasdaq rules.

•	For incumbent directors standing for re-election, the nominating committee will generally assess the incumbent director’s performance during his or her term, including the number of meetings the director attended, the director’s participation level, and the director’s overall contribution to the corporation.

•	Whether the nominee possesses specific qualities, skills or experience being sought by the committee (which may be identified based on the committee’s observations and/or input from the full board, individual directors, management or stockholders).

•	How the nominee would otherwise affect the board’s overall skill set, such as whether the prospective nominee would merely duplicate other directors’ strengths or would add to or complement the board’s existing strengths.

Process for Selecting Nominees to the Board

     The nominating committee intends to use the following process for selecting nominees to recommend to the board of directors, commencing with its selection of nominees for the 2005 election:

     The committee will initiate the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the committee, appear to meet the criteria specified above. Potential nominees may come to the committee’s attention from the following sources, among others:

•	Outside Advisors. The committee may engage a third-party search firm or other advisors to assist in identifying potential nominees.

•	Stockholder Suggestions. As described above, the committee will consider properly submitted recommendations from stockholders regarding potential nominees.

•	Incumbent Directors. The committee will consider whether any incumbent director whose term is expiring should be nominated for re-election. Re-nomination of incumbent directors should not be viewed as automatic, but will be based on continuing qualification under the criteria set forth herein. (As a result, incumbent directors may tend to have an advantage if they have demonstrated, during their term, a keen understanding of Internet search and an ability to function well with the full board and management.) In addition to other applicable criteria, above, when an incumbent director is willing to stand for re-election, the committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, his or her level of participation, and overall contribution to the corporation, the number of other company boards on which the individual serves, the individual’s effect on the composition of the board, and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the board;

•	Key Members of Management. The nominating committee believes it is important for a few key members of management to participate on the board. However, the number of officers of the corporation serving on the board at any time should be limited such that, at all times, a majority of the directors is “independent” under applicable Nasdaq rules.

     After reviewing appropriate biographical information and qualifications, if any first-time candidates appear to be among the best qualified potential nominees, such candidates will be contacted and interviewed by at least one member of the committee. The committee may request that the candidate also be interviewed by the executive chairman of the board or the chief executive officer. Upon completion of the above procedures, the nominating committee will select the potential candidates to be recommended to the full board for nomination at the annual meeting. The board of directors is expected, but not required, to select its official nominees only from candidates recommended by the nominating committee. The rules of the Nasdaq National Market require the board’s ultimate nominees to be selected either from the nominating committee’s list or by a majority of the independent directors.

OUR EXECUTIVE OFFICERS

     Our current executive officers are as follows:

			Hire
Name	Age	Position	Date
A. George (Skip) Battle	60	Executive Chairman of the Board of Directors	2000
Steven Berkowitz	45	Chief Executive Officer, Director	2001
Steven J. Sordello	34	Chief Financial Officer	1999
Brett M. Robertson	43	General Counsel and Secretary	2002
Adrian Cox	45	Chief Executive Officer, Ask Jeeves U.K. Division	2000
Scott Garell	39	Senior Vice President, Marketing	2004
Tuoc Luong	42	Senior Vice President, Engineering and Technology	2002
Jim Diaz	43	Senior Vice President, Revenue Group	2001
Paul Gardi	37	Senior VP Operations and Strategic Planning	2001
Scott T. Bauer	34	Vice President and Corporate Controller	2000

Business Experience

     Below is a brief summary of the business experience of our executive officers, other than Messrs. Battle and Berkowitz, whose experience is summarized on page 6.

     Steven J. Sordello has served as our chief financial officer since April 2001 and our acting chief financial officer from December 2000 to April 2001. Mr. Sordello joined Ask Jeeves in June of 1999 and served as director of financial planning and analysis from June 1999 until April 2000, when he was promoted to vice-president-financial planning and analysis. From April 1994 to June 1999, Mr. Sordello served in various finance capacities, including as senior director of financial planning for Adobe, Inc., a software company. Mr. Sordello holds a BS degree in management/accounting and an MBA degree from Santa Clara University.

     Brett M. Robertson has served as our general counsel and corporate secretary since December 2002. From June 1999 to May 2001, she served as general counsel and vice president of strategic development for Critical Path, Inc., an Internet infrastructure company. From August 1994 to December 1998, Ms. Robertson served in the legal department of Broderbund Software, a consumer software company, and was promoted to general counsel in July 1998. From 1986 to 1994, Ms. Robertson served as an attorney in various law firms. Ms. Robertson holds a BA degree in anthropology from the University of California, Berkeley and a JD degree from the University of Virginia law school.

     Adrian Cox has served as chief executive officer of our U.K. division since February 2002 when we acquired full ownership of the U.K. joint venture. Mr. Cox joined the joint venture in March 2000, initially serving as vice president of marketing until he was promoted to senior vice president, commercial in December 2000 and CEO of the U.K. joint venture in October 2001. From February 1994 to February 2000, Mr. Cox served as divisional manager and marketing director of St. Ivel Group, a European manufacturer of chilled food items. Mr. Cox studied business at Berkshire College in England and completed the Senior Executive Programme at the London Business School in 1993.

     Scott B. Garell has served as our Senior Vice President of Marketing since joining Ask Jeeves in April 2004. Prior to this position, Mr. Garell was Senior Vice President of the Small Business Group at ACCPAC, subsidiary of Computer Associates, from February 2002 until March of 2004. Prior to Computer Associates, Mr. Garell was the CEO of Smartage.com from December 2000 to August 2001 and COO of Smartage.com from March 2000 until November 2000. Prior to Smartage.com, Mr. Garell held various positions at Citysearch (now an operating business of IAC/InterActiveCorp) from June of 1996 to March of 2000, including Vice President of the Western Region for Citysearch from January 1999 to March 2000. Mr. Garell held various brand management positions at Clorox from January 1992 to June 1996. Mr. Garell holds a Bachelors degree in Political Economy from the University of California at Berkeley and an MBA from the Harvard Business School.

     Tuoc Luong has served as our senior vice president of engineering and technology since early 2003. Mr. Luong joined Ask Jeeves in February of 2002 and served as senior vice president of engineering and product management for our Jeeves Solutions division from February 2002 to early 2003. Prior to joining Ask Jeeves, Mr. Luong was employed by Microsoft Corporation, a software firm, as its general manager for BackOffice and Hosted Service from January 1999 to March 2000. Before joining Microsoft, Mr. Luong was vice president of research for Baan Company, an enterprise resource planning company, from January 1996 to late 1998. Mr. Luong also served as vice president of development at Borland, a software company, from 1992 to 1996. Mr. Luong holds a BA degree in computer science from the University of California, Berkeley and an MS degree in engineering management from Santa Clara University. Mr. Luong is the author of the book, “Internationalization, Developing Software for the Global Market,” published in 1995.

     Jim Diaz has served as our senior vice president of sales and business development since August 2001. Prior to joining Ask Jeeves, Mr. Diaz served as vice president of media sales and marketing and business development for Excite@Home, having joined Excite during its start-up phase. Prior to Excite, Mr. Diaz spent 14 years in media sales within the television industry. Mr. Diaz holds a BA degree in English literature from Syracuse University.

     Paul Gardi has served as our senior vice president of operations and strategic planning since June 2003. Prior to this position, Mr. Gardi was senior vice president of search and general manager of Teoma from August 2002 to June 2003 and vice president of search from September 2001 to August 2002. Mr. Gardi served as president of Teoma Technologies, Inc. from January 2001 until we acquired Teoma in September 2001. Prior to Teoma, Mr. Gardi was a managing director for Hawk Holdings, a venture capital, investment and operating company, from December 1999 to January 2001. Prior to that position, Mr. Gardi was executive vice president of operations and strategy for e-Exchange, a business-to-business trading company. A native of South Africa, Mr. Gardi holds a BA and an MBA degree from Harvard University.

     Scott T. Bauer has served as our vice president and corporate controller since August 2002. Mr. Bauer joined Ask Jeeves in March 2000 and served as director of treasury and strategic transactions. From July 1999 until March 2000, Mr. Bauer served as a principal for Barclays Global Investors, an asset management firm. Prior to Barclays Global Investors, Mr. Bauer held various positions in Arthur Andersen LLP, a professional services firm, where he was employed from July 1993 to July 1999, most recently as a manager in the Financial Markets Group. Mr. Bauer holds a BA degree in business economics from the University of California, Santa Barbara and an MBA degree from the University of Southern California.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 1, 2004 the names, addresses and holdings with respect to the beneficial ownership of our common stock by:

•	each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table (other than those who resigned prior to April 1, 2004); and

•	all of our current directors and Section 16 officers as a group.

     The following table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission to include securities over which a named person has or shares voting or investment control, as well as securities over which a named person has the right to acquire voting or investment control within 60 days of April 1,2004, such as, for example, upon exercise of an option that is currently vested or which vests within that 60-day period. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise noted, the address of each person in the table is c/o Ask Jeeves, Inc., 5858 Horton Street, Suite 350, Emeryville, California 94608.

	Number of Shares	Percentage
5% Stockholders	Beneficially Owned	of Class (1)
Capital Research and Management Company (2)	3,100,000	6.6%
Citadel Investment Group, L.L.C. (3)	3,026,627	6.1%
Delaware Management Holdings (4)	2,827,136	6.0%
Franklin Advisers, Inc. (5)	3,028,300	6.4%

Directors and Officers
A. George (Skip) Battle (6)	1,488,209	3.1%
Steven Berkowitz (7)	155,251	*
David S. Carlick (8)	100,196	*
Joshua C. Goldman (9)	39,383	*
Garrett Gruener (10)	2,001,629	4.2%
James D. Kirsner (11)	169,666	*
Geoffrey Y. Yang (12)	100,846	*
Steven J. Sordello (13)	243,530	*
Brett Robertson (14)	8,833	*
Adrian Cox (15)	55,499	*

All current directors and Section 16 officers as a group (14 persons) (16)	4,715,294	9.6%

*	Less than 1%.

(1)	Calculated in accordance with SEC rules based on 47,316,994 shares of common stock actually outstanding on April 1, 2004 plus, for each listed person, the number of shares of common stock such person has the right to acquire (including, for example, upon exercise of options, or upon conversion of our outstanding Zero Coupon Convertible Subordinated Notes) within the following 60 days.

(2)	The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071. This beneficial owner reports that it is deemed to be the beneficial owner of 3,100,000 shares of our common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. One of these investment companies, SMALLCAP World Fund, Inc., is the beneficial owner of 2,800,000 shares of our common stock. Capital Research and Management Company reports that it has sole dispositive power over 3,100,000 shares but does not have sole or shared voting power over any shares. SMALLCAP World Fund, Inc. reports that it has sole voting power over 2,800,000 shares but does not have sole or shared dispositive power over any shares. All information on these entities is based on their joint Schedule 13G filed with the SEC on February 13, 2004.

(3)	The address of Citadel Investment Group, L.L.C. is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. This beneficial owner reports that it shares voting power and shares dispositive power over (a) 500,000 shares of our common stock and (b) 2,526,627 shares of common stock that the beneficial owner may acquire in the future through the conversion of $42,700,000 in principal amount of our Zero Coupon Convertible Subordinated Notes due June 1, 2008 which may be converted at any time prior to and including June 1, 2008 into shares of our common stock at an initial conversion price of $16.90 per share (subject to adjustment upon certain events). Citadel Investment Group, L.L.C. reports that it shares beneficial ownership over some or all of such securities with the following entities: Citadel Limited Partnership; GLB Partners, L.P.; Kenneth Griffin; Citadel Wellington Partners L.P.; Citadel Kensington Global Strategies Fund Ltd.; Citadel Equity Fund Ltd.; Citadel Distressed and Credit Opportunity Fund Ltd.; and Citadel Credit Trading Ltd. All information on these entities is based on their joint Schedule 13G filed with the SEC on February 12, 2004.

(4)	The address of Delaware Management Holdings is 2005 Market Street, Philadelphia, Pennsylvania 19103. This beneficial owner reports that, together with Delaware Management Business Trust, it has sole voting power over 2,817,384 shares; shared voting power over 236 shares; sole dispositive power over 2,824,736 shares and shared dispositive power over 2,400 shares of our common stock beneficially owned by such entities. All information on these entities is based on their joint Schedule 13G filed with the SEC on February 9, 2004.

(5)	The address of Franklin Advisers, Inc. is One Franklin Parkway, San Mateo, California 94403. This beneficial owner reports that it is owned by Franklin Resources, Inc., which may be controlled by its two principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr. Franklin Advisers, Inc. reports that it is deemed to be the beneficial owner of 3,028,300 shares of our common stock as a result of acting as investment adviser to one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Franklin Advisers, Inc. reports that it has sole voting and sole dispositive power over all 3,028,300 shares of our common stock beneficially owned by it. All information on these entities is based on their joint Schedule 13G filed with the SEC on February 9, 2004.

(6)	Includes 920,290 shares issuable pursuant to options exercisable within 60 days, 2,500 shares which are subject to a right of repurchase by Ask Jeeves, 34,847 shares held by A. George Battle Custodian under Emily Taylor Battle UTMA IL, 24,847 shares held by A. George Battle, Trustee UA 7-29-96 Daniel Kurt Webster Battle Trust, 8,000 shares held by Mr. Battle’s wife as Custodian under CAUTMA for Catherine McNelley, 32,000 shares held by The Battle Family Foundation, and 7,500 shares held by Daniel Kurt Webster Battle.

(7)	Includes 114,791 shares issuable pursuant to options exercisable within 60 days.

(8)	Includes 74,431 shares issuable pursuant to options exercisable within 60 days and 25,000 shares held by Wholly Cow, LLC. Includes 325 shares held by Mr. Carlick as Custodian under CUTMA for Scott Cooper, of which Mr. Carlick disclaims beneficial ownership. Includes 440 shares held by Mr. Carlick as Custodian under CUTMA for Martin Cooper, of which Mr. Carlick disclaims beneficial ownership.

(9)	Includes 37,383 shares issuable pursuant to options exercisable within 60 days and 2,000 shares held by Goldman Family Limited Partnership.

(10)	Includes 93,666 shares issuable pursuant to options exercisable within 60 days. Includes 22,483 shares held by Mr. Gruener’s wife, Amy Slater, 250 shares held by Mr. Gruener as Custodian under CUTMA for Lindsay Pittman, and 100,000 shares held by Garrett Gruener Annuity Trust dated June 20, 1999, Garrett Gruener, Trustee.

(11)	Includes 93,666 shares issuable pursuant to options exercisable within 60 days and 1,000 shares held by Kirsner Family Trust U/A Dated May 24, 1993, James D. and Joan C. Kirsner, Trustee.

(12)	Includes 93,666 shares issuable pursuant to options exercisable within 60 days and 7,180 shares held by Yang Family Trust, Geoffrey Y. Yang, Trustee.

(13)	Includes 196,812 shares issuable pursuant to options exercisable within 60 days.

(14)	Includes 8,833 shares issuable pursuant to options exercisable within 60 days.

(15)	Includes 55,499 shares issuable pursuant to options exercisable within 60 days.

(16)	Includes 1,946,408 shares issuable upon exercise of options granted to our directors and executive officers that are exercisable within 60 days, and 2,500 shares which are subject to a right of repurchase by Ask Jeeves.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own 10% or more of our common stock, to report their beneficial ownership of our common stock (and any related options) to the Securities and Exchange Commission. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Officers, directors and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a). We make the services of our legal department available to our officers and directors to assist them in meeting their filing obligations.

     Based solely on our review of copies of these reports filed by or on behalf of our officers and directors (or written representations that no such reports were required), we believe that during 2003 all of our officers and directors and stockholders owning greater than 10% of our common stock (and prior officers, still subject to Section 16 reporting in 2003) complied with all applicable Section 16(a) filing requirements, except that:

•	the following individuals each filed one late report during 2003 (with one such transaction per report): A. George (Skip) Battle, Scott T. Bauer, David S. Carlick, Joshua C. Goldman, Garrett Gruener, Claudio Pinkus, Steven J. Sordello and Geoffrey Y. Yang; and

•	the following individuals each filed two late reports during 2003 (with one such transaction per report, except as noted): Steven Berkowitz, Adrian Cox, James D. Kirsner (with a total of three such transactions), Scott Lomond and Heather J. Staples.

     There were no known failures to file a required report.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Non-Employee Directors

Cash Compensation

     Directors who are employees of Ask Jeeves do not receive any additional compensation for their services as directors. Non-employee directors receive cash compensation as described below.

     2003 Program. During 2003, we compensated our directors as follows: The non-employee chairperson of the board (Mr. Gruener) received an annual payment of $30,000, payable in quarterly installments of $7,500 on the last day of each quarter, provided that he was still the chair of our board at such time. Other directors who were not employees received an annual payment of $15,000, payable in quarterly installments of $3,750 on the last day of each quarter, provided that the director was still a member of our board at such time. For service on the audit or compensation committee, each committee chairman received an additional annual payment of $5,000, payable in quarterly installments of $1,250 on the last day of each quarter, provided that such director served as chairperson of the same committee at such time. All directors who live outside the greater San Francisco Bay Area were reimbursed for expenses incurred in connection with attending board and committee meetings.

     2004 Program. For 2004, our compensation committee has approved the following compensation program for non-employee directors. Our new executive chairman of the board (Mr. Battle) is an employee and, accordingly, he will not receive any extra compensation for his service on the board. Directors who are not employees will continue to receive an annual payment of $15,000, payable in quarterly installments of $3,750 on the last day of each quarter, provided that the director is still a member of our board at such time. Each non-employee director will also receive an additional payment of $1,000 for the fifth and each successive board meeting in which he participates per year. For service on the audit, compensation or nominating committee, each committee chairman will receive an additional annual payment of $5,000, payable in quarterly installments of $1,250 on the last day of each quarter, provided that such director continues to serves as chairperson of the same committee at such time, and each other committee member will receive an additional annual payment of $2,500, payable in quarterly installments of $625 on the last day of each quarter, provided that such director continues to serve on the same committee at such time. Each non-employee director will also receive an additional payment of $1,000 for the fifth and each successive meeting of each committee in which he participates per year. In the event that the board creates any special committees, appropriate compensation for the committee members will be determined by the executive chairman of the board and the chief executive officer. All directors who live outside the greater San Francisco Bay Area will be reimbursed for expenses incurred in connection with attending board and committee meetings.

Non-Employee Director Stock Option Award Program

     In February 2003, our board of directors modified our program of director stock option grants. The new program was adopted by an amendment to our 1999 Equity Incentive Plan. The amendment provides that future option grants to non-employee directors will be automatic and, to the extent possible, self-effectuating. In October 2003 the compensation committee recommended further modifications to this program, described below, which are expected to be implemented soon by further amendment to such plan. Pursuant to this program:

•	Special 2003 Award. On the date of our 2003 Annual Meeting, each of our non-employee directors continuing in office was granted options to purchase up to 10,000 shares of our common stock.

•	Initial Election Award. Each individual who first becomes a director after our 2003 Annual meeting (other than an individual who was employed by us within the prior six-month period) will automatically be granted options as of the election date to purchase up to 50,000 shares of our common stock.

•	Continuing Service Awards. During 2003, on the first business day of each calendar quarter commencing with July 1, 2003, each of our non-employee directors who, on such date, had served as a director for at least six months was automatically granted options as of that date to purchase up to 5,000 shares of our common stock. During 2004, the option grant rates have been reduced as follows: on the first business day of each calendar quarter, each of our non-employee directors who, on such date, has served as a director for at least six months is automatically granted options to purchase up to 3,000 shares of our common stock (or 4,500 shares, in the case of the chairman of the board), such options vesting quarterly as described below.

•	Option Terms. The per share exercise price of each of the foregoing options is and will be the fair market value of one share of our common stock on the date as of which such option is granted. The maximum term of each option under the non-employee director option grant program is 10 years from the respective date of grant of the option, subject to earlier termination in connection with a termination of service or certain change in control events.

•	Vesting Schedule. Each initial election option covering 50,000 shares will vest over four years with 25% vesting on the first anniversary of the grant date, and the balance vesting in equal monthly installments over the subsequent thirty-six month period. The special 2003 option award covering 10,000 shares and the 2003 quarterly continuing service option awards covering 5,000 shares each vested over a one-year period with 50% vesting after six months, 25% vesting after nine months, and the remaining 25% vesting one year after grant. The 2004 quarterly continuing service awards vest over a one-year period, with 25% vesting each quarter, commencing one quarter after the date of grant. If a director ceases to provide services to us, the director’s unvested options granted under the non-employee director option grant program will terminate and the director will have 90 days (or one year in the event of the director’s death or disability) to exercise any vested options. As provided in the 1999 Equity Incentive Plan, options granted to directors under the non-employee director option grant program may become vested upon, and may terminate in connection with, certain sales or other dispositions of all or substantially all of our assets or certain merger or consolidation events in which the options are not to be assumed or continued following the event.

     Our board of directors may, from time to time, amend the grant levels and/or other terms of director grants under the 1999 Equity Incentive Plan. Our board of directors also retains the discretion to make other award grants to directors under the 1999 Equity Incentive Plan.

Stock Option Grants to Non-Employee Directors in 2003

					Potential realizable value at
	Number of				assumed annual rates of stock
	Securities	% of Total			price appreciation for option
	Underlying Options	Options Granted in	Exercise Price per	Expiration	term (3)
Name	Granted (1)	Fiscal 2003 (2)	Share	Date	5%	10%
David S. Carlick	10,000	0.4%	$9.86	05/09/2013	$62,009	$157,143
	5,000	0.2	13.22	07/01/2013	41,570	105,346
	5,000	0.2	16.80	10/01/2013	52,827	133,874

Joshua C. Goldman	10,000	0.4	9.86	05/09/2013	62,009	157,143
	5,000	0.2	13.22	07/01/2013	41,570	105,346
	5,000	0.2	16.80	10/01/2013	52,827	133,874

Garrett Gruener	10,000	0.4	9.86	05/09/2013	62,009	157,143
	5,000	0.2	13.22	07/01/2013	41,570	105,346
	5,000	0.2	16.80	10/01/2013	52,827	133,874

James D. Kirsner	10,000	0.4	9.86	05/09/2013	62,009	157,143
	5,000	0.2	13.22	07/01/2013	41,570	105,346
	5,000	0.2	16.80	10/01/2013	52,827	133,874

Geoffrey Y. Yang	10,000	0.4	9.86	05/09/2013	62,009	157,143
	5,000	0.2	13.22	07/01/2013	41,570	105,346
	5,000	0.2	16.80	10/01/2013	52,827	133,874

(1)	All grants to non-employee directors in 2003 occurred under the 1999 Equity Incentive Plan and vest 50% six months after grant date, 25% nine months after grant date, and 25% twelve months after grant date.

(2)	Based on total option grants to purchase 2,576,100 shares of common stock awarded by Ask Jeeves during the period from January 1, 2003 to December 31, 2003.

(3)	Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the closing price of our common stock of $18.12 per share on December 31, 2003, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% and 10% rate shown in the table for the remainder of the ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock price growth.

Compensation of Executive Officers

     The following table shows for the fiscal year ended December 31, 2003 compensation awarded or paid to, or earned by, our Chief Executive Officer, each of the four most highly compensated executive officers serving at December 31, 2003, and one additional individual who would have been among the four most highly compensated executive officers except for the fact that at December 31, 2003 he was no longer employed by us.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
							Value of		Securities
Name and Curent					Other Annual		Restricted		Underlying	All Other
Principal Position	Year	Salary	Bonus		Compensation		Stock Awards		Options	Compensation
A. George (Skip) Battle	2003	$283,333	$307,070		—		—		320,000	—
Executive Chairman of the	2002	250,000	—		—		$148,869	(2)	415,000 (3)	—
Board of Directors (1)	2001	252,271	—		—		—		770,000 (4)	—

Steven Berkowitz (5)	2003	$275,000	$246,613		—		—	(6)	550,000	—
Chief Executive Officer	2002	275,000	—		—		$99,846	(6)	150,000	—
	2001	173,990	61,875		—		—		400,000	—

Steven J. Sordello (7)	2003	$216,667	$149,466		—		—	(9)	130,000	—
Chief Financial Officer	2002	200,000	—		$200,000	(8)	$71,819	(9)	125,000	—
	2001	200,000	—		—		—		150,000	—

Brett Robertson (10)	2003	$219,808	$179,710		—		—		—	—
General Counsel and	2002	17,163	—		—		—		200,000	—
Secretary	2001	—	—		—		—		—	—

Adrian Cox (11)	2003	$286,063	$212,508		—		—		40,000	—
Chief Executive Officer,	2002	218,443	153,711	(12)	$5,227	(13)	—		200,000	—
Ask Jeeves U.K. Division	2001	—	—		—		—		—	—

Claudio A. Pinkus (14)	2003	$195,906	$131,964		—		—		80,000	163,875	(17)
Chief Strategy Officer	2002	275,000	448,680	(15)	—		$89,799	(16)	150,000	—
(resigned)	2001	275,000	—		—		—		270,000	—

(1)	Mr. Battle served as Chief Executive Officer from December 2000 through December 2003.

(2)	In 2002, Mr. Battle was awarded a total of 83,431 shares of restricted stock, in lieu of a cash bonus under our bonus plan, all of which had vested by year-end 2003. The value shown in the table is based on the closing price of our common stock on the date of grant. Under the applicable equity incentive plan, the officer had the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(3)	15,000 of these options were granted to Mr. Battle in connection with services rendered as a member of our board of directors.

(4)	50,000 of these options were granted to Mr. Battle in connection with services rendered as a member of our board of directors.

(5)	Mr. Berkowitz began serving as president of our Web Properties division in April 2001, was promoted to president of our company in 2003 and to chief executive officer effective January 1, 2004.

(6)	In 2002, Mr. Berkowitz was awarded a total of 56,295 shares of restricted stock, in lieu of a cash bonus under our bonus plan, all of which had vested by year-end 2003. The value shown in the table is based on the closing price of our common stock on the date of grant. Under the applicable equity incentive plan, the officer had the right to vote and receive any dividends payable on all restricted shares, even prior to vesting. In 2003, Mr. Berkowitz was awarded a conditional right to receive 140,000 shares of stock, as described under “Compensation, Change-in-Control and Severance Arrangements,” below.

(7)	Mr. Sordello began serving as Chief Financial Officer in December 2000. Prior to that date, he served as Vice President—Financial Planning and Director, Financial Planning and Analysis.

(8)	Upon his appointment as Chief Financial Officer on January 1, 2001, we awarded Mr. Sordello an incentive sign-on bonus of $200,000 in the form of an unsecured promissory note due December 31, 2001. Pursuant to the terms of the note, all unpaid principal and accrued interest would be forgiven if Mr. Sordello remained employed by us on December 31, 2001. Mr. Sordello continues to serve as our Chief Financial Officer and the note was cancelled December 31, 2001.

(9)	In 2002, Mr. Sordello was awarded a total of 42,319 shares of restricted stock, in lieu of a cash bonus under our bonus plan, all of which had vested by year-end 2003. The value shown in the table is based on the closing price of our common stock on the date of grant. Under the applicable equity incentive plan, the officer had the right to vote and receive any dividends payable on all restricted shares, even prior to vesting. In 2003, Mr. Sordello was awarded a conditional right to receive 70,000 shares of stock, as described under “Compensation, Change-in-Control and Severance Arrangements,” below.

(10)	Ms. Robertson began serving as General Counsel in December 2002. Her 2003 bonus includes a one-time retention bonus of $50,000.

(11)	Mr. Cox began serving as Chief Executive Officer, Ask Jeeves U.K. Division in February 2002 when we acquired full ownership of Ask Jeeves U.K.

(12)	2002 bonus includes $78,522 paid in 2003 as a bonus for 2002.

(13)	Represents Mr. Cox’s car allowance.

(14)	Mr. Pinkus resigned on August 28, 2003.

(15)	Represents a cash bonus of $284,501 and a fully-vested award of 117,271 shares of our common stock (based on the fair market value of $1.40 per share on the date of the award, this stock bonus was valued at approximately $164,179).

(16)	Mr. Pinkus was awarded a total of 51,817 shares of restricted stock, in lieu of a cash bonus under our bonus plan, all of which had vested by year-end 2003. The value shown in the table is based on the closing price of our common stock on the date of grant. Under the applicable equity incentive plan, the officer had the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(17)	Following Mr. Pinkus’ resignation on August 28, 2003 through year end, we paid Mr. Pinkus $75,000 in severance pay and $88,875 for consulting services.

Stock Option Grants

     We grant options to our executive officers under our 1999 Equity Incentive Plan and 1999 Non-Qualified Equity Incentive Plan. As of December 31, 2003, options to purchase an aggregate of 7,403,367 shares were outstanding under these incentive plans and an aggregate of 6,935,498 shares remained available for grant purposes thereunder.

     The following table sets forth information concerning the grant of stock options to each of the executive officers named in the Summary Compensation Table listed above during the fiscal year ended December 31, 2003.

Stock Option Grants in 2003

				Potential realizable value at
	Number of	% of Total			assumed annual rates of stock
	Securities	Options			price appreciation for option
	Underlying Options	Granted to Employees in	Exercise Price per	Expiration	term (8)
Name	Granted (1)	Fiscal 2003 (7)	Share	Date	5%	10%
A. George (Skip) Battle (2)	320,000	12.6%	$6.93	04/01/13	$1,394,637	$3,534,283
	200,000	7.9	6.93	04/01/13	871,648	2,208,927
Steven Berkowitz (3)	350,000	13.8	19.83	11/03/13	4,364,843	11,061,370
	100,000	3.9	6.93	04/01/13	435,824	1,104,464
Steven J. Sordello (4)	30,000	1.2	6.93	04/01/13	130,747	331,339
Brett Robertson	—	—	—	—	—	—
Adrian Cox (5)	40,000	1.6	6.93	04/01/13	174,330	441,785
Claudio A. Pinkus (6)	80,000	3.1	6.93	04/01/13	348,659	883,571

(1)	Options granted during the fiscal year ended December 31, 2003 were granted under either the 1999 Non-Qualified Equity Incentive Plan or the 1999 Equity Incentive Plan.

(2)	Options for 320,000 shares expiring on April 1, 2013 granted to Mr. Battle vest over forty-eight months in equal monthly installments beginning April 1, 2003. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(3)	Options for 200,000 shares expiring on April 1, 2013 granted to Mr. Berkowitz vest over forty-eight months in equal monthly installments beginning April 1, 2003. Options for 350,000 shares expiring on November 3, 2013 granted to Mr. Berkowitz vest in four annual installments, 10% one year after grant date, 10% two years after grant date, 30% three years after grant date, and 50% four years after grant date. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(4)	Options for 100,000 shares expiring on April 1, 2013 granted to Mr. Sordello vest over forty-eight months in equal monthly installments beginning April 1, 2003. Options for 30,000 shares expiring on April 1, 2013 granted to Mr. Sordello vest over forty eight months in equal monthly installments beginning April 1, 2003. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(5)	Options for 40,000 shares expiring on April 1, 2013 granted to Mr. Cox vest over forty-eight months in equal monthly installments beginning April 1, 2003.

(6)	Options for 80,000 shares expiring on April 1, 2013 granted to Mr. Pinkus vest over forty-eight months in equal monthly installments beginning April 1, 2003.

(7)	Based on total option grants to purchase 2,576,100 shares of common stock awarded by Ask Jeeves to employees (including new-hire inducement grants) during the period from January 1, 2003 to December 31, 2003.

(8)	Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the closing price of our common stock of $18.12 per share on December 31, 2003, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% and 10% rate shown in the table for the remainder of the ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock price growth.

Stock Option Exercises

     The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options during the fiscal year ended December 31, 2003 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2003 by each of the executive officers named in the Summary Compensation Table. Also reported are values of unexercised in-the-money options, which represent the positive spread between the respective exercise prices of outstanding stock options and the closing price of our common stock of $18.12 on December 31, 2003.

Aggregated Option Exercises in 2003 and Year-End Option Values

			Number of securities		Value of
	Number of		underlying unexercised		unexercised in-the-money options at
	Shares Acquired on		options at December 31, 2003		December 31, 2003
Name	Exercise	Value Realized	Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
A. George (Skip)Battle	340,000	$5,558,982	876,457	648,543	$14,161,508	$9,468,859
Steven Berkowitz	285,000	2,902,048	66,666	748,334	931,291	5,705,259
Steven J. Sordello	120,000	1,450,379	169,624	209,376	1,472,180	2,930,300
Brett Robertson	50,000	835,015	—	150,000	—	2,335,500
Adrian Cox	104,000	1,188,384	43,166	92,834	695,246	1,384,386
Claudio A. Pinkus	580,832	5,293,710	—	—	—	—

Indemnification Agreements

     From time to time we have entered into indemnification agreements with our directors and executive officers. Since May 2003, we have entered into new indemnification agreements with each of A. George (Skip) Battle, David Carlick, Joshua Goldman, Garrett Gruener, James Kirsner, Geoffrey Y. Yang, Scott Bauer, Steve Berkowitz, Adrian Cox, Jim Diaz, Paul Gardi, Claudio Pinkus, Brett Robertson and Steven Sordello. These agreements generally indemnify our directors and officers against expenses and losses each of them might suffer by reason of the fact that he or she is one of our directors or officers, or is serving at our request as a director, officer, employee or agent of another enterprise. The rights provided by these agreement are in addition to any other rights to indemnification these persons may possess, whether under prior agreements, by operation of our charter or of law, or otherwise. The common form for these indemnification agreements appears as an exhibit to our Form 10-Q for the second quarter of 2003.

Compensation, Change-in-Control and Severance Arrangements

     We have entered into the following employment contracts, change-in-control arrangements and severance arrangements with our officers named in the summary compensation table, above.

A. George (Skip) Battle – Executive Chairman of the Board of Directors

     On January 1, 2004, our board of directors promoted A. George (Skip) Battle from the position of chief executive officer to be our executive chairman of the board of directors. As such, Mr. Battle remains an employee of Ask Jeeves and serves as chairman of our board of directors.

     Upon Mr. Battle’s appointment as our chief executive officer, we provided him with an offer letter dated December 8, 2000. Subsequently, we provided Mr. Battle with a revised offer letter dated April 3, 2001, which replaced the December 8, 2000 letter. This new offer letter provided Mr. Battle with an initial annual base salary of $250,000 and the eligibility to participate in our existing executive bonus program, which would provide him with the opportunity to earn up to an additional 60% of his initial base salary if specific company financial targets set by our board of directors are met. Pursuant to this offer letter, Mr. Battle also received options to purchase up to 720,000 shares of our common stock at an exercise price of $0.875 per share (the “720,000 Share Option”), which was the fair market value of one share of our common stock on the date of grant. These options were granted under our 1999 Non-Qualified Equity Incentive Plan, have a maximum term of 10 years, and vest over a period of forty-one months. A total of 75,000 of these options remain unvested as of April 9, 2004.

     Pursuant to the terms of his offer letter, if we experience a change of control (as defined in the offer letter), Mr. Battle will receive immediate vesting of 100% of the 720,000 Share Option. In the event of any termination of Mr. Battle’s service on the Board of Directors, Mr. Battle will be entitled to exercise the then-vested portion of the 720,000 Share Option until the earlier of (i) three months following his termination of service as a director or (ii) the expiration of the option. In the event that Mr. Battle’s employment is involuntarily terminated but he remains on our board of directors, Mr. Battle shall be entitled to exercise the then-vested portion of the 720,000 Share Option until the earlier of (a) three months following the termination of service on our board of directors or (b) the expiration of the option.

     On November 14, 2002, we provided Mr. Battle with a severance benefit letter agreement that amends and is in addition to his offer letter of April 3, 2001. Under the terms of the severance benefit letter, should Mr. Battle’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period described above, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage; and

•	acceleration of the portion of his Spring 2002 grant of 400,000 options (the “400,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), the vesting of Mr. Battle’s 400,000 Share Option would accelerate, such that Mr. Battle would have the opportunity to exercise such option in full (to the extent it was still outstanding) immediately prior to the effective date of that change of control or business segment sale.

     Additionally, under the severance benefit letter, should Mr. Battle’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance benefit letter), then he will be entitled to the following benefits:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs; and

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage.

However, these benefits are subject to the benefit limitations defined in the severance benefit letter (designed to prevent the payments from being considered “excess parachute payments” under the tax code).

     In connection with our April 1, 2003 grant to Mr. Battle of options to purchase up to 320,000 shares of our common stock at an exercise price of $6.93 (the “320,000 Share Option”), we entered into an addendum to the Stock Option Agreement with Mr. Battle, which provides that if Mr. Battle’s employment is involuntarily terminated (as defined in the addendum) within 12 months of, or if he resigns within the 90 day period beginning six months after the effective date of, a change in control or business segment sale (as each is defined in the addendum), that portion of the 320,000 Share Option that would have otherwise become vested and exercisable during the following 12 months will accelerate and become exercisable.

Steven Berkowitz – Chief Executive Officer

     On January 1, 2004, our board of directors promoted Steven Berkowitz from the position of president to the position of chief executive officer and, at the same time, appointed Mr. Berkowitz to our board of directors.

     In 2001, our offer letter to Steven Berkowitz, dated April 23, 2001, provided for an initial annual base salary of $275,000. In addition, pursuant to his offer letter, Mr. Berkowitz is eligible to participate in our existing executive bonus program, which provides him with the opportunity to earn up to an additional 120% of his quarterly base salary if specific company financial targets set by our board of directors are met. Pursuant to the terms of his offer letter, Mr. Berkowitz was granted options to purchase up to 360,000 shares of our common stock (the “360,000 Share Option”) on May 16, 2001, at an exercise price of $1.77, which was the fair market value of a share of our common stock on the date of grant. These options were granted under the 1999 Non-Qualified Equity Incentive Plan, have a maximum term of 10 years and vest over four years with 25% vesting on May 16, 2002, and the balance vesting in equal monthly installments during the subsequent thirty-six month period. Also, pursuant to the terms of his offer letter, Mr. Berkowitz was granted options to purchase up to 40,000 shares of our common stock on August 2, 2001 at an exercise price of $1.56, which was the fair market value of a share of our common stock on the date of grant. These options were granted under the 1999 Equity Incentive Plan, have a maximum term of 10 years and vest over four years with 25% vesting on August 2, 2002, and the balance vesting in equal monthly installments during the subsequent thirty-six month period. Under the terms of the offer letter, in the event we experience a change of control (as defined in the offer letter) and there has been a constructive termination of his employment or upon termination by us of Mr. Berkowitz’s employment without cause (as defined in the offer letter), the portion of his 360,000 Share Option that would have otherwise become exercisable during the following six months will accelerate and become immediately exercisable.

     On November 14, 2002, we provided Mr. Berkowitz with a severance benefit letter agreement that amends and is in addition to his offer letter of April 23, 2001. Under the terms of the severance benefit letter, should Mr. Berkowitz’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	acceleration of the portion of his Spring 2002 grant of 150,000 options (the “150,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Berkowitz would receive acceleration of his

150,000 Share Option to the extent then outstanding, such that Mr. Berkowitz would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, under the severance benefit letter, should Mr. Berkowitz’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to the following benefits:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

However, these benefits are subject to the benefit limitations defined in the severance benefit letter (designed to prevent the payments from being considered “excess parachute payments” under the tax code).

     In connection with our April 1, 2003 grant to Mr. Berkowitz of options to purchase up to 200,000 shares of our common stock at an exercise price of $6.93 (the “200,000 Share Option”), we entered into an addendum to the Stock Option Agreement with Mr. Berkowitz, which provides that if Mr. Berkowitz’s employment is involuntarily terminated (as defined in the addendum) within 12 months of, or if he resigns within the 90 day period beginning six months after the effective date of, a change in control or business segment sale (as each is defined in the addendum), that portion of the 200,000 Share Option that would have otherwise become vested and exercisable during the following 12 months will accelerate and become exercisable.

     In connection with our November 3, 2003 grant to Mr. Berkowitz of options to purchase up to 350,000 shares of our common stock at an exercise price of $19.83 (the “350,000 Share Option”), the vesting schedule of the stock option grant notice provides that the option will vest in a series of four annual installments with 10% vesting one year after the grant date, 10% vesting two years after the grant date, 30% vesting three years after the grant date, and the remaining 50% vesting four years after the grant date, provided that Mr. Bekowitz remains employed by us on each vesting date. However, the grant notice provides that if a sale of our company occurs and Mr. Berkowitz’s employment is involuntarily terminated, other than for misconduct, within 18 months of the sale date, the unvested options for that year would accelerate to the end of the then-current vesting year plus 25% of any unvested options in the grant would accelerate and vest.

     On September 30, 2003, we granted Mr. Berkowitz a conditional right to be issued up to 140,000 shares of our common stock (the “Conditional Stock”) under our 1999 Equity Incentive Plan. Conditional Stock will be issued to Mr. Berkowitz only if both of the following conditions are met prior to March 31, 2007:

•	a change in control of our company occurs, and

•	upon or following such change in control, Mr. Berkowitz’s employment is terminated either (1) by us (or our successor) for any reason other than for cause (as defined in the award) or (2) by his involuntary resignation (as defined in the award).

However, until the Conditional Stock is issued (if ever), the number of shares of Conditional Stock subject to the award will be automatically reduced by 10,000 shares each quarter until the date on which no shares of Conditional Stock remain subject to the award (scheduled for March 31, 2007). Additionally, the number of shares of Conditional Stock will be automatically reduced to zero if:

•	prior to a change in control, Mr. Berkowitz ceases to be employed by us (regardless of the reason); or

•	subsequent to a change in control, Mr. Berkowitz’s employment is terminated for cause, due to his death or disability, or by his voluntary resignation.

Until the Conditional Stock is issued, Mr. Berkowitz has no rights as a stockholder with respect to the Conditional Stock and cannot transfer such stock (or the conditional right to receive it).

Steven J. Sordello – Chief Financial Officer

     On November 14, 2002, we provided Mr. Sordello with a severance benefit letter agreement. Under the terms of the severance benefit letter, should Mr. Sordello’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	acceleration of the portion of his Spring 2002 grant of 125,000 options (the “125,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Sordello would receive acceleration of his 125,000 Share Option to the extent then outstanding, such that Mr. Sordello would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, under the severance benefit letter, should Mr. Sordello’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to the following benefits:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

However, these benefits are subject to the benefit limitations defined in the severance benefit letter (designed to prevent the payments from being considered “excess parachute payments” under the tax code).

     In connection with our April 1, 2003 grants to Mr. Sordello of (a) options to purchase up to 30,000 shares of our common stock (the “30,000 Share Option”), and (b) options to purchase up to 100,000 shares of our common stock (the “100,000 Share Option”), each at an exercise price of $6.93, we entered into separate addenda to the Stock Option Agreements with Mr. Sordello, which provide that if Mr. Sordello’s employment is involuntarily terminated (as defined in the addenda) within 12 months of, or if he resigns within the 90 day period beginning six months after the effective date of, a change in control or business segment sale (as each is defined in the addenda):

•	the 30,000 Share Option will vest in full and become immediately exercisable; and

•	that portion of the 100,000 Share Option that would have otherwise become vested and exercisable during the following 12 months will accelerate and become exercisable.

     On September 30, 2003, we awarded Mr. Sordello a conditional right to be issued up to 70,000 shares of our common stock (“Conditional Stock”) under our 1999 Equity Incentive Plan. Conditional Stock will be issued to Mr. Sordello only if both of the following conditions are met prior to March 31, 2007:

•	a change in control of our company occurs, and

•	upon or following such change in control, Mr. Sordello’s employment is terminated either (1) by us (or our successor) for any reason other than for cause (as defined in the award) or (2) by his involuntary resignation (as defined in the award).

However, until the Conditional Stock is issued (if ever), the number of shares of Conditional Stock subject to the award will be automatically reduced by 5,000 shares each quarter until the date on which no shares of Conditional Stock remain subject to the award (scheduled for March 31, 2007). Additionally, the number of shares of Conditional Stock will be automatically reduced to zero if:

•	prior to a change in control, Mr. Sordello ceases to be employed by us (regardless of the reason); or

•	subsequent to a change in control, Mr. Sordello’s employment is terminated for cause, due to his death or disability, or by his voluntary resignation.

Until the Conditional Stock is issued, Mr. Sordello has no rights as a stockholder with respect to the Conditional Stock and cannot transfer such stock (or the conditional right to receive it).

Brett Robertson – General Counsel and Secretary

     Our offer letter to Brett Robertson, dated November 25, 2002, provides for an initial annual base salary of $225,000 and eligibility to participate in our performance bonus plan, with a quarterly target bonus of 30% of, and a quarterly maximum bonus of 60% of, her quarterly base salary. The offer letter guarantees Ms. Robertson a bonus at no less than the target level for the first two quarters of 2003, with all bonuses determined after consideration of the extent to which she achieved the milestone performance criteria (to be developed for her by the CEO). Pursuant to the terms of her offer letter, Ms. Robertson also received a one-time retention bonus of $50,000 after her first six months of employment and was granted options to purchase up to 200,000 shares of our common stock (the “200,000 Share Option”) on December 3, 2002, at an exercise price of $2.55 per share, which was the fair market value of a share of our common stock on the date of grant. These options have a maximum term of 10 years and vest over four years with 25% vesting on December 3, 2003, and the balance vesting in equal monthly installments during the subsequent thirty-six month period.

     On December 3, 2002, we provided Ms. Robertson with a severance benefit letter agreement. Under the terms of the severance benefit letter, should Ms. Robertson’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and she executes a release of claims against us, then she will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of her annual target bonus for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date she is covered by another employer’s health benefit program, or (c) the end of her statutory entitlement to health care coverage;

•	acceleration of the portion of her 200,000 Share Option that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which she obtains from one or more agencies authorized by us to provide her with such services.

     Pursuant to the terms of the severance benefit letter, upon a change in control or business segment sale (as each is defined in the severance benefit letter), Ms. Robertson would receive acceleration of her 200,000 Share Option to the extent then outstanding, such that Ms. Robertson would have the opportunity to exercise such option in full immediately prior to the effective date of that change in control or business segment sale.

     Additionally, under the severance benefit letter, should Ms. Robertson’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period beginning six months after the effective date of a change in control or business segment sale, and provided in either case that she executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then she will be entitled to the following benefits:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of her annual target bonus for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date she is covered by another employer’s health benefit program, or (3) the end of her statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which she obtains from one or more agencies authorized by us to provide him with such services.

However, these benefits are subject to the benefit limitations defined in the severance benefit letter (designed to prevent the payments from being considered “excess parachute payments” under the tax code).

Adrian Cox – Chief Executive Officer, Ask Jeeves U.K. Division

     Adrian Cox’s employment with our U.K. subsidiary, The Ask Jeeves U.K. Partnership, commenced on March 4, 2000. On October 9, 2001, The Ask Jeeves U.K. Partnership provided Adrian Cox with an offer letter. In 2003, in connection with the restructuring of our European operations, Mr. Cox became employed by another of our subsidiaries, Ask Jeeves Internet Limited, which provided Mr. Cox with a revised offer letter dated October 27, 2003. This new offer letter replaces the October 9, 2001 letter. The new offer letter, which is subject to English law, provides for an initial annual base salary of £175,000 and eligibility to participate in our performance bonus plan, with a target bonus of 40% of, and a maximum bonus of 80% of, his base salary, with bonuses determined based on his personal performance (25%), the performance of Ask Jeeves U.K. Division (50%) and Ask Jeeves, Inc. (25%). Mr. Cox is stationed in London, England. Pursuant to the terms of his offer letter, Mr. Cox may take 25 vacation days per year in addition to public holidays; however, in the letter he agrees that he may be called upon to work in excess of 48 hours per week, on average. Pursuant to the offer letter, if we were to terminate Mr. Cox’s employment other than for cause with less than twelve months notice, we would be required to pay him the greater of £175,000 or his then-current salary (in either case pro rated, based on the extent to which we give him less than twelve months notice). In the offer letter, Mr. Cox makes covenants of confidentiality and non-competition.

Claudio A. Pinkus – Chief Strategy Officer (resigned)

     Our offer letter to Claudio A. Pinkus, dated June 11, 1999, provided for an initial annual base salary of $150,000 and a $50,000 bonus based on performance, payable on June 18, 2000. In addition, in accordance with his offer letter, Mr. Pinkus was granted options to purchase up to 100,000 shares of our common stock (the “100,000 Share Option”) at an exercise price of $10.00 per share, which was the fair market value of our common stock on the date of the grant. These options were granted under the 1999 Equity Incentive Plan, have a maximum term of 10 years and vest over four years with 25% vesting on June 16, 2000, and the balance vesting in equal monthly installments during the subsequent thirty-six month period. Under the terms of his offer letter, in the event we experience a change of control or upon termination by us of Mr. Pinkus’ employment “without cause,” the portion of his 100,000 Share Option that would have otherwise become exercisable during the following six months will accelerate and become immediately exercisable.

     Effective January 2, 2001, we entered into an incentive agreement with Mr. Pinkus. Under the terms of the incentive agreement, Mr. Pinkus was granted options to purchase up to 250,000 shares of our common stock at an exercise price of $1.63 per share, which was the fair market value of our common stock on the date of grant. These options were granted under the 1999 Non-Qualified Equity Incentive Plan, have a maximum term of 10 years and vested 50% on July 2, 2001 with the remaining portion vesting in equal monthly installments over the subsequent eighteen months. Under the incentive agreement, we also agreed to transfer to Mr. Pinkus a 0.95% equity interest in each of three joint ventures, Ask Jeeves en Espanol, Ask Jeeves U.K. and Ask Jeeves Japan. Under the incentive agreement, if these joint venture equity transfers were not made by a certain date, in lieu thereof we would grant Mr. Pinkus additional options to purchase shares of our common stock. The incentive agreement was amended on June 18, 2001 and August 29, 2001 to extend the grant deadline. On November 27, 2001, the incentive agreement was further amended to provide for an additional extension of the grant deadline in connection with the Ask Jeeves U.K. and Ask Jeeves Japan joint venture equity transfers and to provide that Mr. Pinkus would receive a cash payment in lieu of any rights to receive the joint venture equity transfer or rights to grants of options to purchase shares of our common stock in connection with Ask Jeeves en Espanol. As a result of the dissolution of Ask Jeeves en Espanol in October 2001, Mr. Pinkus received a payment of $284,501 in January 2002. In February 2002, we entered into an agreement to acquire 100% of the equity interest of Carlton & Granada Internet Limited, resulting in our 100% ownership of Ask Jeeves U.K.. As a result of the change of ownership structure of Ask Jeeves U.K., Mr. Pinkus received a fully-vested award of 117,271 shares of our common stock, all of which were issued under our 1996 Equity Incentive Plan. Based on the fair market value of $1.40 per share on the date of the award, this stock bonus award was valued at approximately $164,179.

     On November 14, 2002, we provided Mr. Pinkus with a severance benefit letter agreement that amends and is in addition to his offer letter and incentive agreements. Under the terms of the severance benefit letter, should Mr. Pinkus’ employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	acceleration of the portion of his Spring 2002 grant of 150,000 options (the “150,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     Additionally, pursuant to Mr. Pinkus’ severance benefit letter agreement, should we cease all or substantially all of the operations of the our Jeeves Solutions division, or sell or otherwise spin off all or substantially all of the assets of the Jeeves Solutions division, and an involuntary termination (as defined in the severance benefit letter) of his employment occurs within 60 days after such cessation of operations, sale or spinoff, then Mr. Pinkus’ severance benefits will be enhanced as follows:

•	his base salary continuation payments will increase from six months to nine months;

•	his target bonus payment to which he is entitled will increase to 75%;

•	the maximum period of health care coverage will be extended for an additional three months; and

•	his 150,000 Share Option would accelerate and become immediately exercisable in full, to the extent then outstanding.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Pinkus would receive acceleration of his 150,000 Share Option to the extent then outstanding, such that Mr. Pinkus would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, under the severance benefit letter, should Mr. Pinkus’ employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to the following benefits:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

However, these benefits are subject to the benefit limitations defined in the severance benefit letter (designed to prevent the payments from being considered “excess parachute payments” under the tax code).

     Claudio A. Pinkus resigned his position as our Chief Strategy Officer on August 28, 2003. In connection with his resignation, we entered into a separation agreement and mutual release with Mr. Pinkus. Pursuant to the terms of this agreement, Mr. Pinkus has received or will receive:

•	nine additional months of base salary;

•	a lump sum payment of $67,500, which was equivalent to 75% of his target bonus for fiscal year 2002;

•	to the extent he elects to continue his existing health care coverage, payment of the monthly premium for such health care coverage until the earliest of: (a) nine months following the termination date, (b) the first date he is covered under another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	reasonable customary outplacement assistance for up to six months after September 1, 2004; and

•	accelerated vesting of his Spring 2002 grant of 150,000 options (of which 100,000 remained unvested on the date of the separation agreement).

     The separation agreement contains a mutual release by which we and Mr. Pinkus each release the other from most known or unknown claims we might respectively have against the other (with limited exceptions such as in connection with directors and officers insurance policies and indemnification agreements).

     Finally, in the separation agreement (as supplemented by a separate consulting agreement with an effective date of August 29, 2003), Mr. Pinkus agreed to act as our consultant through December 31, 2003, which date was later extended by agreement of the parties. In 2003, our total payments to Mr. Pinkus under these two agreements were $75,000 for severance pay and $88,875 for consulting services. Pursuant to the separation agreement we may continue to call upon him to provide information for, and otherwise reasonably to assist us in the preparation of, any SEC reports relating to periods during which he was our employee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As required by Nasdaq rules, all material discretionary transactions between Ask Jeeves and our officers, directors or principal stockholders (or their respective affiliates) must be approved by the audit committee. Our audit committee intends not to approve any such ongoing transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties.

Transactions with Directors and Officers

     In 2003, we did not engage in any transactions with our executive officers or directors in which the aggregate transaction amounts per person exceeded $60,000 during fiscal year 2003 (other than (a) option exercises and (b) payments of salaries and fees for service on the board and its committees).

Transactions with Companies in which our Directors and Executive Officers hold Material Interests

     In 2003, we did not engage in any transactions with public or private companies in which any of our executive officers or directors (or their related venture capital funds) held a 10% or greater equity interest and where, in each case, the aggregate transaction amounts between such company and Ask Jeeves exceeded $60,000 during fiscal year 2003.

Business Relationships with Companies in which our Directors hold Material Interests

     In 2003 (and as currently proposed for 2004) we did not make (and do not currently propose to make) payments for property or services to, nor were we indebted to (nor do we propose in 2004 to be indebted to) any public or private companies for which (1) any of our directors (a) serve as executive officers or (b) either individually or together with their related venture capital funds hold a 10% or greater equity interest and where, (2) in each case, the aggregate transaction amounts between such company and Ask Jeeves exceeded (or are expected to exceed) 5% of either entity’s consolidated gross revenues for 2003 (in the case of payments for property or services) or 5% of our total consolidated assets at year-end 2003 (in the case of indebtedness).

Indebtedness of Management

     Since January 1, 2003, none of our directors or executive officers or their family members (nor any companies in which any such person holds a 10% or greater equity interest, nor any trusts or estates for which any such person serves as trustee or in which any such person holds a substantial beneficial interest) has been indebted to us in an amount exceeding $60,000.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     The compensation committee of our board of directors is composed of Messrs. Carlick and Yang. The compensation committee establishes our compensation program for all employees, including executives. For executive officers, the compensation committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

     The goals of the compensation program are to align compensation with business objectives and performance and to enable Ask Jeeves to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•	We pay market rates relative to companies in the Internet, and Internet software development services and technology industry nationally with which we compete for talent. To ensure that pay is competitive, we regularly compare our pay practices with these companies and set our pay parameters at market rates based on this review.

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation at market rate levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

     Base Salary. The salary compensation for our employees, including executive officers, is based upon the compensation of employees in similar positions in similar companies in the industry. Salary adjustments for 2003 were based on each individual employee’s performance. In establishing base salaries for the executive officers other than our Chief Executive Officer, the compensation committee thoroughly reviewed the progress of the projects headed by each such officer and such officer’s contribution to Ask Jeeves. In addition, the compensation committee relied on market survey information. The compensation committee annually reviews each executive officer’s base salary. When reviewing base salaries, the compensation committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

     Annual Incentive. At the start of each year, the compensation committee reviews and approves the annual incentive program for that fiscal year. The program is designed to motivate the senior level employees of our corporation to positively impact our business results. The program is designed around three main components: company performance, division performance and individual performance. The compensation committee reviews and approves both the annual performance objectives for our individual executive officers and the performance objectives for the company and its divisions. The objectives consist of operating, strategic and financial goals that we consider critical to our fundamental long-term goal of building stockholder value.

     Long-Term Incentives. Our long-term incentive program consists of the 1999 Equity Incentive Plan, the 1999 Non-Qualified Equity Incentive Plan and the 1999 Employee Stock Purchase Plan.

     The 1999 Non-Qualified Equity Incentive Plan and the 1999 Equity Incentive Plan utilize vesting periods (generally four years) to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if our common stock appreciates over the long-term. The size of option grants is determined based on competitive practices in the Internet and technology industries and our philosophy of significantly linking executive compensation with stockholder interests. In 2003, the compensation committee granted to executives stock from both the 1999 Non-Qualified Equity Incentive Plan and the 1999 Equity Incentive Plan that will vest over a four-year period. Such grants were intended to provide incentive to successfully develop and expand our company beyond our early stage of development and to maximize stockholder value over the next several years. The compensation committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive retention.

     The 1999 Employee Stock Purchase Plan is intended to provide a means by which our employees may purchase Ask Jeeves common stock through payroll deductions. The plan is implemented by offerings of rights to eligible employees. Unless otherwise determined by our board of directors, common stock is purchased for accounts of employees participating in the plan at a price per share equal to the lower of:

•	85% of the fair market value of one share of common stock on the date of commencement of participation in the offering, or

•	85% of the fair market value of one share of common stock on the date of purchase.

Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by us or by one of our affiliates for at least five months per calendar year may participate in the plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the plan. Such purchases of our common stock are intended to provide incentive to maximize longer-term stockholder value. The compensation committee believes this approach creates an appropriate focus on longer-term objectives and promotes employee retention.

Chief Executive Officer Compensation

     In setting the total compensation payable to our Chief Executive Officer, A. George (Skip) Battle, for the 2003 fiscal year, the compensation committee sought to make that compensation competitive with the compensation paid to the chief executive officers of similarly situated companies in the Internet industry, while at the same time assuring that a significant percentage of compensation was tied to our stock price appreciation. Mr. Battle does not participate in the discussions of the compensation committee relating to the setting of his compensation.

     Base Salary and Bonus. In early 2003, the compensation committee decided to increase Mr. Battle’s base salary from $250,000 to $300,000 annually in recognition of the success he has achieved in streamlining our expenses and repositioning our company in the marketplace, as well as to maintain his base salary within the overall market range when compared to the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Battle’s base salary, it is the intent of the compensation committee to provide him a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by our performance factors. For the 2003 fiscal year, Mr. Battle’s base salary was approximately at the median of the base salary levels of other chief executives at companies reviewed by the compensation committee. For 2003, we set Mr. Battle’s target bonus level under the Ask Jeeves bonus plan at 60% of his base salary, with a maximum of 120% of his base salary. Mr. Battle’s actual level of cash compensation in 2003 is recorded in the Summary Compensation Table above.

     Stock-Based Compensation. The other component of Mr. Battle’s 2003 fiscal year compensation was tied to increased stockholder value through stock price appreciation. In 2003 we authorized new stock option grants to Mr. Battle (as well as to certain other officers) and pursuant to this authorization, on April 1, 2003, Mr. Battle received an option to purchase 320,000 shares at an exercise price equal to the fair market value of the underlying shares on the date of grant. The stock option grant vests in forty-eight equal monthly installments beginning one month after the grant date. The compensation committee believes the use of stock option grants aligns our stockholders’ interests with those of our chief executive officer in that the stock option grant will only have value for Mr. Battle if the market price of the underlying option shares appreciates over the market price on the date of grant. The compensation committee believes that the number of stock options granted to Mr. Battle in fiscal 2003 was approximately at the median of the stock options granted to similarly situated chief executive officers. In connection with this stock option grant, we entered into an addendum to the Stock Option Agreement with Mr. Battle, which provides that if Mr. Battle’s employment is involuntarily terminated (as defined in the addendum) within 12 months of, or if he resigns within the 90 day period beginning six months after the effective date of, a change in control or business segment sale (as each is defined in the addendum), that portion of the 320,000 share option that would have otherwise become vested and exercisable during the following 12 months will accelerate and become exercisable. At year end, our board promoted Mr. Battle to Executive Chairman of the Board of Directors. In that position, Mr. Battle remains an employee of Ask Jeeves and, accordingly, his options continue to vest on their original schedule.

     2004 Compensation. Commencing January 1, 2004, Mr. Battle’s salary in his new position as Executive Chairman will be $200,000 annually, with a target bonus of 50% of his base salary not to exceed 100%, and Mr. Berkowitz’s salary in his new position as CEO will be $325,000 annually, with a target bonus of 80% of his base salary not to exceed 160%.

Certain Tax Considerations

     Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a stockholder-approved plan. The cash compensation paid to our executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not expect the total cash compensation to be paid to any of our executive officers for fiscal 2004 to exceed the $1 million limit. Accordingly, the compensation committee has decided not to submit any of our cash incentive bonus plans for stockholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer be expected to exceed the $1 million level on a recurring basis as a result of his or her participation in one or more of our non-stockholder approved incentive bonus plans. The stock option grants made under our 1999 Equity Incentive Plan and the 1999 Non-Qualified Plan during the 2003 fiscal year did not qualify as performance-based compensation. As a result, any compensation deemed paid by us to a named executive officer upon the subsequent exercise of those options or the disposition of the shares purchased under those options will, together with the cash compensation paid to that individual for the year, be subject to the $1 million limitation.

Conclusion

     Through the plans described above, a significant portion of our compensation program is contingent on our performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

By the Compensation Committee:
David S. Carlick, Chairman
Geoffrey Y. Yang

REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act, or the Exchange Act.

     The following is the report of our audit committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2003 included in our Annual Report on Form 10-K for that year.

     The audit committee has reviewed and discussed these audited consolidated financial statements with our management.

     The audit committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

     The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Ask Jeeves.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

By the Audit Committee:
James D. Kirsner, Chairman
David S. Carlick
Joshua Goldman

OUR AUDITORS

     Our audit committee has selected Ernst and Young LLP as our independent auditors for the fiscal year ending December 31, 2004. Ernst and Young LLP has audited our annual financial statements since 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees

     Fees billed to us by Ernst & Young LLP during the fiscal years ended December 31, 2003 and December 31, 2002, respectively, are as follows (categorized as required by the SEC):

•	Audit Fees: Ernst & Young LLP’s bills for audit fees and related expenses totaled $564,500 during 2003 and $390,250 during 2002 (this category typically includes fees arising directly from the auditors’ review of our annual financial statements and their review of the financial statements included in our quarterly reports on Form 10-Q).

•	Audit-Related Fees: Ernst & Young LLP did not, during 2003 or 2002, bill us for any audit related services (such fees would include, for example, fees for assurance and related services that are reasonably related to performance of the audit or their review of our financial statements, and fees for advising on accounting and financial reporting matters, in each case to the extent not included as audit fees, above).

•	Tax Fees: Ernst & Young LLP was not engaged to render, and did not bill us for, any tax services during 2003 and 2002 (tax service fees would include, for example, fees for preparation of our income tax returns and general tax consulting). We engage Deloitte & Touche LLP to handle our tax service needs.

•	All Other Fees: Ernst & Young LLP was not engaged to render, and did not bill us for, any financial information system design and implementation services or other services during 2003 or 2002.

Pre-Approval of Auditor Engagements

     Commencing May 6, 2003, the Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require each public company to obtain pre-approval from its audit committee before entering into any new engagement with its independent auditor. Our audit committee considered whether all such engagements we entered into after May 6, 2003 were compatible with maintaining Ernst & Young’s independence and pre-approved such engagements.

     We prefer to use accounting firms other than our independent auditors for most non-audit services and, accordingly, the number of pre-approvals for non-audit services has been relatively small. The rules of the SEC allow the audit committee’s pre-approval to be given at a meeting, to occur by action of detailed pre-approval policies adopted by the committee, or to be given by one audit committee member acting under delegated authority from the committee. Our audit committee has adopted pre-approval policies authorizing certain anticipated services. It has also delegated to its chair, Mr. Kirsner, the power to pre-approve any new proposed engagement of our independent auditors.

STOCK PRICE PERFORMANCE GRAPH

     The information contained in this stock price performance comparison shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act, or the Exchange Act.

     The following graph shows the total stockholder return of a hypothetical investment of $100 in cash (i) in Ask Jeeves common stock July 1, 1999 (which was our first day of trading on the Nasdaq National Market following our IPO), (ii) in the Nasdaq Stock Market U.S. Index on June 30, 1999, and (iii) in the RDG Internet Index on June 30, 1999. All values assume full reinvestment of dividends.

54 Month Cumulative Total Return

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

     The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 10, 2004 (which is 120 calendar days before the anniversary of the date of this proxy statement). If the date of next year’s annual meeting is moved more than 30 days before or after May 19, 2005 (which is the anniversary of this year’s Annual Meeting), the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals will also need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Pursuant to our bylaws, a stockholder wishing to make a proposal or a nomination for director that is not to be included in our proxy statement for our 2005 Annual Meeting of Stockholders must provide specified information to us between January 19, 2005 and February 18, 2005 (which are 120 days and 90 days, respectively, before the anniversary of this year’s Annual Meeting). Stockholders are also advised to review our bylaws, which contain several additional requirements with respect to advance notice of stockholder proposals and director nominations.

By Order of the Board of Directors,

Brett M. Robertson Secretary and General Counsel

Emeryville, California
April 16, 2004

     A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Secretary, Ask Jeeves, Inc., 5858 Horton Street, Suite 350, Emeryville, California 94608.

Exhibit A: Audit Committee Charter

CHARTER OF THE
AUDIT COMMITTEE
of the
BOARD OF DIRECTORS
of
ASK JEEVES, INC.

1.	Purpose; Limitations on Duties. The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Ask Jeeves, Inc. (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and to prepare the annual report of the Audit Committee required by applicable Securities and Exchange Commission (“SEC”) disclosure rules. Among the matters the Committee will oversee are (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements as set forth in Section 3.4 below, (c) the independent auditors’ qualifications and independence, and (d) the performance of the Company’s independent auditors.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

2.	Membership; Appointment; Financial Expert. The Committee will consist of three or more directors of the Company’s Board. All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and the rules of the SEC and the NASDAQ National Market (“NASDAQ”) in effect from time to time, including the items listed in NASDAQ Rule 4350(d)(2)(A), (subject to any exceptions allowed by such rules and any waivers granted by such authorities). The members of the Committee will be appointed by and serve at the discretion of the Board. The Chairperson of the Committee will be appointed by the Board. To the extent practicable, at least one member of the Committee shall qualify as an “audit committee financial expert,” as defined in Item 401(h)(2) and (3) of Regulation S-K of the Securities and Exchange Commission. The Company will disclose in the annual report required by Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) (which may incorporate proxy statement disclosure by reference, to the extent permitted by SEC rules) whether or not it has at least one member who is an audit committee financial expert. In any event (as required by NASDAQ Rule 4350(d)(2)(A)) the Committee must include at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express responsibility and authority to:

3.1	Independent Auditors

(a)	Selection; Fees. Be solely and directly responsible for the appointment, compensation, retention, evaluation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditors shall report directly to and be ultimately accountable to the Committee. The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all engagements to be borne by the Company.

(b)	Audit Team. Review the experience and qualifications of the senior members of the independent auditors’ team.

(c)	Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditors (including the proposed scope and approach of the annual audit).

(d)	Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditors. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditors are rotated at least every five years.

(e)	Pre-Approval of Audit and Non-Audit Services. Pre-approve all auditing services and all non-audit services permitted to be performed by the independent auditors. Such pre-approval may be given as part of the Committee’s approval of the scope of the engagement of the independent auditors or on an engagement-by-engagement basis or pursuant to pre-established policies. In addition, the authority to pre-approve non-audit services may be delegated by the Committee to one or more of its members, but such member’s or members’ non-audit service approval decisions must be reported to the full Committee at the next regularly scheduled Committee meeting.

(f)	Auditor Independence.

(i)	Obtain Written Statement. At least annually, obtain and review a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1.

(ii)	Engage in Active Dialogue. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditors.

(g)	Review Problems. Review with the independent auditors any audit problems or difficulties the independent auditors may have encountered in the course of its audit work, and management’s responses, including: (i) any restrictions on the scope of activities or access to requested information; and (ii) any significant disagreements with management.

(h)	Related Party Transactions. On an ongoing basis, review all proposed related-party transactions for potential conflict of interest situations and approve (or not approve) such proposals in the Committee’s discretion (“related-party transactions” refers to transactions that would be required to be disclosed pursuant to SEC Regulation S-K, Item 404).

3.2	Financial Reporting

(a)	Annual Financials. Review and discuss with management and the independent auditors the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material, prior to the public release of such information. Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the 1934 Act. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)	Quarterly Financials. Review and discuss with management and the independent auditors the Company’s quarterly financial statements (including the Company disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of the independent auditors’ reviews of the quarterly financial statements, and other matters that the Committee deems material prior to the public release of such information.

(c)	Accounting Principles. Review with management and the independent auditors material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards (“SAS”) 61.

(d)	Judgments. Review reports prepared by management or by the independent auditors relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

(e)	Press Releases. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases), as well as financial information and earnings guidance provided to analysts and rating agencies.

3.3	Financial Reporting Processes; CEO and CFO Certifications.

(a)	Internal and External Controls. In consultation with the independent auditors and the Company’s financial and accounting personnel, review reports and certifications on the integrity, adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(b)	Reports from independent auditors. Obtain and review timely reports from the independent auditors regarding:

(i)	all critical accounting policies and practices to be used by the Company;

(ii)	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	all other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

(c)	CEO and CFO Certifications. Discuss with the Chief Executive Officer and the Chief Financial Officer the processes involved in and any material required as a result of the Form 10-K and 10-Q certification process concerning deficiencies in design or operation of internal controls or any fraud involving management or employees with a significant role in the Company’s internal controls.

3.4	Legal and Regulatory Compliance

(a)	SEC Report. Prepare the annual report included in the Company’s proxy statement as required by the proxy rules under the 1934 Act.

(b)	Reports from Others. Obtain such reports from management, auditors, the general counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements and the consideration of those matters in preparing the financial statements.

(c)	Code of Conduct; Waivers. Approve and monitor the Company’s compliance with a code of conduct or ethics as required by applicable law or exchange listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to it or waivers of it for directors, executive officers and senior financial officers.

(d)	Complaints. Establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii)	the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.5	Annual Evaluation of Charter.

(a)	Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish this Charter as required by applicable law.

4.	Reports to Board; Meetings, Minutes.

4.1	Executive Sessions. The Committee shall meet with each of the independent auditors, internal auditors (or other personnel responsible for the Company’s internal audit function) and management in separate executive sessions regularly (with such frequency as it determines) to discuss any matters that the Committee or these groups believe should be discussed privately.

4.2	Other Meetings. Other meetings will be with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines, but the Committee shall meet at least quarterly. Special meetings of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

4.3	Minutes. Minutes of each meeting will be kept.

5.	Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee (except as permitted by Section 3.1(e) above).

6.	Advisors and Counsel; Reliance; Investigations; Cooperation.

6.1	Retention of Advisors and Counsel. The Committee has the power, in its sole discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, determined by it, from the Company.

6.2	Administrative Expenses. The Committee may determine the level and cost of ordinary administrative expenses necessary or appropriate in carrying out its duties, with such costs to be borne by the Company.

6.3	Reliance Permitted. The Committee will act in reliance on management, the Company’s independent auditors, internal auditors, and advisors and experts, as it deems necessary or appropriate.

6.4	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.5	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent auditors, internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditors to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

7.	Rules and Procedures. Except as expressly set forth in this Charter or the Company’s Bylaws, or as otherwise provided by law or the rules of NASDAQ, the Committee shall establish its own rules and procedures.

Exhibit B: Compensation Committee Charter

CHARTER OF THE
COMPENSATION COMMITTEE
of the
BOARD OF DIRECTORS
of
ASK JEEVES, INC.

1.	Purpose. The purpose of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) of Ask Jeeves, Inc. (the “Company”) relating to compensation of the Company’s executives and directors, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and to take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

The Company’s compensation policies should be designed to allow the Company to recruit and retain superior talent and create a significant direct relationship between pay and benefit levels and performance. Compensation payable to the Company’s executives should provide overall competitive pay and benefit levels, create proper incentives to enhance the value of the Company, and reward superior performance.

2.	Membership. The Committee will be comprised of two or more directors. All members of the Committee shall: (a) be independent directors (as determined by the Board) under the independence standards of the Nasdaq National Market; (b) qualify as non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “34 Act”); and (c) qualify as outside directors under Internal Revenue Code Section 162(m) and any applicable law (subject in each case to any exceptions allowed by such rules and any waivers granted by the relevant authorities). The members of the Committee will be appointed by and serve at the discretion of the Board. The Board will appoint the Chairperson of the Committee.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws:

(a)	Compensation Policies. Develop, review, evaluate and approve the Company’s overall compensation policies, and establish performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests.

(b)	Chief Executive Officer (“CEO”) Compensation and Goals. Review and approve goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level (including, but not limited to, salary, long- and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate) based on this evaluation. The Committee shall discuss and determine the CEO’s compensation in executive session. By invitation of the Committee, the CEO may participate in any other Committee discussions and may be present during any other Committee votes.

(c)	Executive Officers. Consider and approve the selection, retention and remuneration arrangements for other executive officers and establish, review and approve compensation plans in which any executive officer is eligible to participate. Such remuneration arrangements may include long- and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate.

(d)	Other Senior Officers and Employees. Receive and evaluate performance target goals for senior officers and employees (other than executive officers) and review periodic reports from the CEO as to the performance and compensation of such senior officers and employees.

(e)	Incentive Compensation Plan Recommendations. Make recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based compensation plans and approve for submission to stockholders all new stock option and equity compensation plans and any amendments thereto.

(f)	Performance-Based Awards. The Committee shall (to the extent, if any, it determines to be advisable) grant stock options, stock appreciation rights, and performance based awards designed to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m).

(g)	Compensation Plan Administration. The Committee shall administer the Company’s 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Non-Qualified Equity Incentive Plan, Employee Stock Purchase Plan, and any other equity-based compensation plan adopted by the Board or the Company’s stockholders in the future for which no other administrator is named by the Board, the stockholders or the terms of such plan (the foregoing, collectively, the “Plans”), as the same may be amended and in effect from time to time. As administrator of the Plans, the Committee may, without limitation:

(i)	Grant options and other awards under the Plans, provided, however, that each grant shall satisfy all the applicable terms of the Plan under which it is granted as in effect at the time of grant; and

(ii)	Take any other action which, by the terms of the applicable Plan, may be taken by the administrator of such Plan.

(h)	Non-Plan Awards. The Committee may grant cash awards which are not pursuant to any Plan and set the terms of such awards. In addition to the Committee’s authority pursuant to the foregoing clause, the Committee may grant equity-based awards which are not pursuant to any of the Plans identified in the foregoing clause; provided that any such award satisfies any approval requirements of applicable law or the Nasdaq National Market (for example, and without limitation, the Committee may authorize an award grant to a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company).

(i)	Overall Review of other Programs. Except as otherwise determined by the Board, review the other compensation programs of the Company in light of Company and program objectives, needs, and current benefit levels.

(j)	Board. Set and review the compensation for the Board and committee members.

(k)	Annual Report. Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

(l)	Review and Publication of Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish the Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

(m)	Other Actions. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

(n)	Recommendations. Make recommendations and report to the Board and other Board committees with respect to compensation policy of the Company or any of the foregoing matters.

4.	Meetings. The Committee will meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

5.	Minutes. Minutes of each meeting will be kept with the regular corporate records.

6.	Subcommittees. The Committee has the power to appoint subcommittees.

7.	Reliance; Experts; Cooperation.

(a)	Retention of Independent Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company’s expense such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

(i)	Compensation Consultant. The Board delegates to the Committee the express authority to decide whether to retain a compensation consultant or consultancy firm to assist in the evaluation of compensation pursuant to this Charter. If the Committee decides in its discretion to retain such a consultant or firm, the Board delegates to the Committee the sole authority to retain and terminate any such consultant or firm and to approve the fees and other retention terms.

(b)	Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors (if any), and outside advisors and experts, as it deems necessary or appropriate.

(c)	Investigations. The Committee has the authority to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

(d)	Required Participation of Employees. The Committee shall have unrestricted access to the independent public accountants, the internal auditors (if any), internal and outside counsel, and anyone else in the Company, and may require any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

Exhibit C: Nominating Committee Charter

CHARTER OF THE
NOMINATING COMMITTEE
of the
BOARD OF DIRECTORS
of
ASK JEEVES, INC.

1.	Purpose. The purpose of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Ask Jeeves, Inc. (the “Company”) is (a) to identify (i) individuals qualified to be Board members and (ii) directors qualified to serve on Board committees; (b) to select, or recommend for the Board’s selection, the individual(s) to be named in the Company’s proxy statements as candidate(s) for election to the Board; (c) upon any mid-term Board vacancy (or other circumstance under which applicable law and the Company’s charter and bylaws allow the Board to appoint a new director), to select, or recommend for the Board’s selection, the individual(s) to be appointed as director(s) by the Board; and (d) to make recommendations to the Board regarding (i) which directors the Board appoints to serve on its various committees, (ii) which committee member is selected as the chairperson of each committee, and (iii) the terms of directors’ and chairpersons’ service on each committee (or as chairperson, as applicable) and on the Board. No appointment by the Board shall be invalid, however, as a result of any failure of the Nominating Committee to make a recommendation to the Board regarding such appointment. In the event of any inconsistency between the nominee selected (or recommended) by the Committee and the nominee selected (or recommended to stockholders) by the Board, the Board’s choice shall be respected.

2.	Membership. The Committee will be comprised of two or more directors. All members of the Committee must be directors who meet the independence requirements of applicable law and the rules of the Securities and Exchange Commission and the Nasdaq National Market in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities). The members of the Committee will be appointed by and serve at the discretion of the Board. The Chairperson of the Committee shall be selected by the Board.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to:

(a)	Board Composition. Evaluate the size and composition of the Board, develop criteria for Board membership, and evaluate the independence of existing and prospective directors.

(b)	Candidates and Nominees. Actively seek and evaluate qualified individuals to become new directors as needed.

(c)	Current Directors. Review the suitability of each Board member for continued service when his or her term expires and when he or she has a significant change in status.

(d)	Committees. Evaluate the nature, structure and composition of other Board committees.

(e)	Review Charter. Review and reassess the adequacy of this Charter.

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(f)	Other Actions. Take such other actions as may be necessary or appropriate to fulfill the Committee’s purposes (as stated above) and as may be requested or required by the Board from time to time.

(g)	Recommendations; Reports. Make recommendations and report to the Board and other Board committees with respect to any of the foregoing matters.

4.	Search Firm. The Board delegates to the Committee the express authority to decide whether to retain a search firm to assist the Committee in identifying, screening and attracting director candidates. If the Committee decides in its discretion to retain such a firm, the Board delegates to the Committee the sole authority to retain and terminate any such firm and to approve the search firm’s fees and other retention terms.

5.	Meetings. The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

6.	Minutes. Minutes of each meeting will be kept. The Committee will report to the Board regularly or whenever requested to do so by the Board.

7.	Subcommittees. The Committee has the power to appoint subcommittees, but no subcommittee will have any final decision making authority on behalf of the Board.

8.	Reliance; Experts; Cooperation.

(a)	Retention of Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company’s expense such counsel, advisors and experts as it deems necessary or appropriate to carry out its duties.

(b)	Reliance Permitted. The Committee will act in reliance on management, the Company’s independent public accountants, internal auditors (if any), and advisors and experts, as it deems necessary or appropriate to enable it to carry out its duties.

(c)	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

(d)	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent public accountants, internal auditors (if any), and internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

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DETACH HERE

PROXY

ASK JEEVES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2004

     The undersigned hereby appoints Steven J. Sordello and Brett M. Robertson and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ask Jeeves, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ask Jeeves, Inc. to be held at the Woodfin Hotel, 5800 Shellmound Street, Emeryville, California on Wednesday, May 19, 2004 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE

DETACH HERE

Please mark
☒	votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1
AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP IN PROPOSAL 2

1.	To elect three directors to hold office until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Nominees: (01) A. George (Skip) Battle, (02) Steven Berkowitz and (03) Garrett Gruener.			2.	To ratify the selection of Ernst & Young LLP as independent auditors of Ask Jeeves for its fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR ALL ☐ NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	☐	3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
					Mark box at right if you plan to attend the Annual Meeting.			☐

					Mark box at right if an address change and note at left.			☐

☐	(INSTRUCTION: To withhold authority to vote for either nominee alone, check this box and write such nominee’s name above.)
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
					PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature: ______________________ Date: ___________ Signature: _____________________ Date: ____________